As filed with the Securities and Exchange Commission on December 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEST PATENT RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6794	11-2873662
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

411 Theodore Fremd Ave. Suite 206S

Rye, NY 10580-1411

(888) 743-7577

(Address and telephone number of principal executive offices)

COPIES TO:

Asher S. Levitsky P.C.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, Suite 1100

New York, New York 10105-0302

Telephone: (212) 370-1300

Fax: (646) 895-7182

E-mail: alevitsky@egsllp.com

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.00003 per share	100,000,000 shares	$0.00445	$445,000	$44.82

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the last reported bid and asked prices on December 11, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED DECEMBER 14, 2015

100,000,000 Shares

Quest Product Research Corporation

OTC Pink trading symbol: QPRC

This prospectus relates to the public offering of an aggregate of 100,000,000 shares of common stock which may be sold from time to time by the selling stockholder named in this prospectus.

We will not receive any proceeds from the sale by the selling stockholder of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $22,500.

On December    , 2015, the last reported sales price for our common stock on the OTC Pink, as reported by OTC Markets, was $0.0032 per share, which represented the last reported closing price on December   , 2015, which was the most recent date on which trading in our common stock was reported.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholder has not engaged any underwriter in connection with the sale of its shares of common stock. The selling stockholder may sell shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market. The selling stockholder may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is _____________, 2016.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Until _____________, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Our Business

We are an intellectual property asset management company. Our principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly owned subsidiaries. We currently own, control or manage eight intellectual property portfolios, which principally consist of patent rights. We acquired three of these portfolios in October 2015. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including licenses granted as part of the settlement of patent infringement lawsuits. To date, we have not generated any significant revenues from our intellectual property rights.

We seek to generate revenue from three sources:

●	Patent licensing fees relating to our intellectual property portfolio, which includes fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights.

●	Management fees, which we receive for managing structured licensing programs, including litigation, related to our intellectual property rights.

●	Licensed packaging sales, which relate to the sale of licensed products.

Intellectual property monetization includes the generation of revenue and proceeds from the licensing of patents, patented technologies and other intellectual property rights. Patent litigation is often a necessary element of intellectual property monetization where a patent owner, or a representative of the patent owner, seeks to protect its patent rights against the unlicensed manufacture, sale, and use of the owner’s patent rights or products which incorporate the owner’s patent rights. In general, we seek to monetize the bundle of rights granted by the patents through structured licensing and when necessary enforcement of those rights through litigation.

We intend to develop our business by acquiring intellectual property rights, either in the form of ownership or an exclusive license to the underlying intellectual property. Our goal is to enter into agreements with inventors of innovative technologies for which there may be a significant market for products which use or incorporate the intellectual property. We seek to purchase all of, or interests in, intellectual property in exchange for cash, securities of our company, the formation of a joint venture or separate subsidiary in which the owner has an equity interest, and/or interests in the monetization of those assets. Our revenue from this aspect of our business can be generated through licensing and, when necessary, litigation efforts as well as intellectual property management fees. We engage in due diligence and a principled risk underwriting process to evaluate the merits and potential value of any acquisition, partnership or joint venture. We seek to structure the terms of our acquisitions, partnerships and joint ventures in a manner that will achieve the highest risk-adjusted returns possible.

We employ a due diligence process before completing the acquisition of an intellectual property interest. We begin with an investment thesis supporting the potential transaction and then proceed to test the thesis through an examination of the critical drivers of the value of the underlying intellectual property asset. Such an examination focuses on areas such as title and inventorship issues, the quality of the drafting and prosecution of the intellectual property assets, legal risks inherent in licensing programs generally, the applicability of the invention to the relevant marketplace and other issues such as the effects of venue and other procedural issues. However, our financial position may affect our ability to conduct due diligence with respect to intellectual property rights.

It is frequently necessary to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which would significantly reduce our litigation cost, but which would reduce the value of the recovery to us. We do not have the resources to fund the cost of litigation. To the extent that we cannot fund litigation ourselves, we may enter into an agreement with a third party, which may be the patent owner or the former patent owner who transferred the patent rights to us, or an independent third party. In these cases, if a third party funds the cost of the litigation, the funding source would be entitled to participate in the recovery. Because of our financial position, we currently anticipate that we will require third party funding if we are to pursue litigation, when necessary, to protect our intellectual property rights.

Recent Acquisition of Intellectual Property and Related Financing

On October 22, 2015, we acquired three patent portfolios from Intellectual Ventures Assets 16, LLC, which we assigned to three newly-formed subsidiaries. The purchase price for these portfolios was $3,000,000, of which $1,000,000 was paid at the closing and the remaining $2,000,000 is payable in two annual installments of $1,000,000 one and two years following the closing.

We financed the purchase price of these patent portfolios through an agreement with United Wireless Holdings, Inc. United Wireless is the selling stockholder. Contemporaneously with our closing with Intellectual Ventures, we completed our financing with United Wireless. Pursuant to our agreement with United Wireless, at the closing United Wireless purchased 50,000,000 shares of common stock from us for $250,000 and lent us $1,250,000, of which $1,000,000 was used to make the initial payment of the purchase price due to Intellectual Ventures and the balance was used for working capital and to pay the closing costs. United Wireless also agreed to make additional loans of up to $3,000,000, of which $2,000,000 is for the sole purpose of paying the second and third installments of the purchase price to Intellectual Ventures. We may borrow the remaining $1,000,000 in eight quarterly installments of $125,000, commencing September 30, 2016. We are to use the proceeds of these loans for working capital. We also granted United Wireless a right to purchase up to an additional 50,000,000 shares of common stock and we granted United Wireless right to receive 15% of the net monetization proceeds received from (i) the patents we acquired from Intellectual Ventures and (ii) the patents in our mobile data and financial data intellectual property portfolios.

The promissory notes that we issue to United Wireless bear interest at 10% per annum and mature on September 30, 2020. Interest accrues through September 30, 2018, with accrued interest being added to principal on each of September 30, 2016, 2017and 2018. Subsequent to September 30, 2018, we are to pay interest quarterly, with the first interest payment being due on December 31, 2018.

The agreements related to our financing with United Wireless are described under “Business – Agreements with United Wireless.”

Organization

We were incorporated in Delaware on July 17, 1987 under the name Phase Out of America. On September 21, 1997, we changed our name to Quest Products Corporation, and, on June 6, 2007, we changed our name to Quest Patent Research Corporation. We have been engaged in the intellectual property monetization business since 2008. Our executive principal office is located at 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411, telephone (888) 743-7577. Our website is www.qprc.com. Information contained on our website does not constitute a part of this  prospectus.

References to “we,” “us,” “our” and word of like import refer to Quest Patent Research Corporation and one or more of its subsidiaries unless the context specifically states or implies otherwise.

Issuance of Securities to Selling Stockholder

The 100,000,000 shares of common stock offered by the selling stockholder pursuant to this prospectus represent the 50,000,000 shares of common stock that we issued at the closing and the 50,000,000 shares of common stock that are issuable upon exercise of the purchase option that we granted to United Wireless. Pursuant to the terms of the purchase option, United Wireless has the right to purchase 16,666,667 shares at an exercise price of $0.01 per share during the period from September 30, 2016 through September 30, 2020, an additional 16,666,667 shares at an exercise price of $0.03 per share during the period from September 30, 2017 through September 30, 2020, and an additional 16,666,666 shares at an exercise price of $0.05 per share during the period from September 30, 2018 through September 30, 2020. See “Business – Agreements with United Wireless.”

The Offering

Common Stock Offered:	The selling stockholder are offering 100,000,000 shares of common stock, of which 50,000,000 shares are owned by the selling stockholder and 50,000,000 shares are issuable upon exercise of a purchase option held by the selling stockholder.
Outstanding Shares of Common Stock:	313,038,334 shares*
Use of Proceeds:	We will not receive any proceeds from the sale of the shares by the selling stockholder.

*	Not including (a) 70,000,000 shares of common stock issuable upon exercise of outstanding warrants or options or (b) 50,000,000 shares of common stock issuable upon exercise of the purchase option held by the selling stockholder.

SUMMARY FINANCIAL INFORMATION

The following information as of December 31, 2014 and 2013 and for years in then ended have been derived from our audited financial statements which appear elsewhere in this prospectus. The information at September 30, 2015 and for the nine months ended September 30, 2015 and 2014 has been derived from our unaudited financing statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
Revenues	$315,856	$591,123	$940,647	$74,555
Gross profit	198,089	403,004	571,604	52,489
Loss from operations	(203,019)	(220,281)	(140,936)	(849,349)
Net loss attributable to common stockholders	(186,572)	(236,996)	(161,525)	(871,161)
Loss per share (basic and diluted)	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average shares of common stock outstanding	261,389,982	233,038,334	233,038,334	233,038,334

Balance Sheet Information:

	September 30, 2015	December 31, 2014
Current assets	$39,861	$115,852
Working capital deficiency	(477,414)	(354,331)
Accumulated deficit	(14,284,068)	(14,097,496)
Stockholders’ deficit	(477,414)	(354,331)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Relating to our Financial Conditions and Operations

We have a history of losses and are continuing to incur losses. During the period from 2008, when we changed our business to become an intellectual property management company, through 2014, we generated a cumulative loss of more than $14,300,000 on cumulative revenues of less than $3,000,000, and our losses are continuing. Our total assets were approximately $40,000 at September 30, 2015. At September 30, 2015, we had a working capital deficiency of approximately $477,000. We had negative working capital from our operations at September 30, 3015 and at December 31, 2014 and 2013, and our continuing losses are generating an increase in our negative working capital. We cannot give assurance that we can or will ever operate profitably.

Our independent auditors have included a going concern qualification in their report on our financial statements for the year ended December 31, 2014. Because of our history of losses, deficiency in stockholders’ equity, working capital deficiency and the uncertainty of generating revenues in the future, our independent auditors have included a going concern qualification in their report on our financial statements for the year ended December 31, 2014, and we anticipate that they will include such a qualification in their report on our financial statements for the year ended December 31, 2015.

We require significant funding in order to develop our business. Our business requires substantial funding to evaluate and acquire intellectual property rights and to develop and implement programs to monetize our intellectual property rights. Our failure to develop and implement these programs could both jeopardize our relationships under our existing agreements and could inhibit our ability to generate new business, either through the acquisition of intellectual property rights or through exclusive management agreements. We cannot be profitable unless we are able to obtain the funding necessary to develop our business. We cannot assure you that we will be able to obtain necessary funding or to develop our business.

Unless we generate significant revenue from our intellectual properties, we may be unable to pay the notes we incurred in connection with our recent intellectual property purchase. In October 2015, we borrowed $1,250,000 from United Wireless in order to provide us with the funds to make the initial $1,000,000 payment on account of the $3,000,000 purchase price of the intellectual property we acquired from Intellectual Ventures. United Wireless agreed to advance us an additional $2,000,000 to make the remaining payments due to Intellectual Ventures as well as an additional $1,000,000 for working capital. The notes are due September 30, 2020. Unless we generate revenue either from our existing intellectual property portfolio, including the patent rights we acquired from Intellectual Ventures, or from any new intellectual property portfolios which we may acquire in the future, we do not expect to have the funds necessary to pay principal and interest on the notes. If we are not able to make payment when due, we may not be able to continue in business and it may be necessary for us to seek protection under the Bankruptcy Act. We cannot assure you that we will be able to generate the revenue necessary to pay United Wireless.

Because of our lack of funds, we may not be able to conduct adequate due diligence on any new intellectual property which we may seek to acquire. We currently have nominal current assets and are operating at a loss. In order to evaluate any intellectual property rights which we may seek to acquire, we need to conduct due diligence on the intellectual property and underlying technology. To the extent that we are unable to perform the necessary due diligence, we will not be able to value any asset which we acquire, which may impair our ability to generate revenue from the intellectual property rights. If any conditions occur, such as defects in the ownership of the intellectual property, infringement on intellectual property rights of others, the existence of better technology which does not require our intellectual property, or other conditions that affect the value of the patents or marketability of the underlying intellectual property rights, we may not be able to monetize the patents and we may be subject to liability to a third party who has rights in the intellectual property

Any funding we obtain may result in significant dilution to our stockholders. Because of our financial position, our continuing losses and our negative working capital from operations, we do not expect that we will be able to obtain any debt financing for our operations. Our stock price has generally been trading at a price which is less than $0.01 per share for more than the past two years. As a result, it will be very difficult for us to raise funds in the equity markets. However, in the event that we are able to raise funds in the equity market, the sale of shares would result in significant dilution to the present stockholders, and even a modest equity investment could result in the issuance of a very significant number of shares.

If we breach certain obligations under our agreement with United Wireless, including our failure to adopt an amendment to our certificate of incorporation to increase our authorized common stock, we may lose the ownership of the subsidiaries that own intellectual property, and the notes will become convertible at prices which are unfavorable to us. Under our agreement with United Wireless, United Wireless is required to make the second and third $1,000,000 payments to Intellectual Ventures, even if we are not in compliance with our obligations under our agreements with United Wireless. In the event that certain events of default, which are called Conversion Eligible Events of Default have occurred and are continuing on the date a $1,000,000 payment is due to Intellectual Ventures, United Wireless shall make the payment, and immediately upon the United’s payment to Intellectual Ventures, we shall be deemed to have assigned, transferred and conveyed to United Wireless and/or its nominee title to and ownership of the stock of the subsidiaries that hold title to the patents acquired from Intellectual Ventures and our obligations on the notes, to the extent that the notes relate to the payment of the purchase price of the patents from Intellectual Venture, terminate. In addition, any outstanding notes become convertible into common stock at a conversion price equal to 90% of the closing sale price of our common stock on the trading day immediately preceding the date the United Wireless gives notice of conversion. One of the Conversion Eligible Events of Default is our failure to increase our authorized common stock from 390,000,000 shares to 1,250,000,000 shares within 135 days of the October 22, 2015 closing date. We cannot assure you that we will be able to prevent a Conversion Eligible Event of Default.

Our failure to increase our authorized common stock as required by the securities purchase agreement with United Wireless would also trigger default provisions under the notes. In addition to the transfer of the stock in our subsidiaries to United Wireless and the triggering of the conversion right under the notes, our failure to increase our authorized commons stock to 1,250,000,000 shares would be a default under the note, which would give United Wireless the right to demand redemption of the note at 110% of the principal amount. We do not have the funds to make sure payment. Further, if United Wireless would seek to convert the notes, we do not have sufficient shares of commons stock available for issuance on such conversion, which would also be a default and result in payment of damages. As a result, if we fail to increase our authorized common stock as required by our agreement with United Wireless, we may not be able to continue in business and we may have to seek protection under the Bankruptcy Act.

We are dependent upon our chief executive officer. We are dependent upon Jon Scahill, our chief executive officer and president and sole full-time employee, for all aspects of our business including locating, evaluating and negotiating for intellectual property rights from the owners, managing our intellectual property portfolios, engaging in licensing activities and monetizing the rights through licensing and managing and monitoring any litigation with respect to our intellectual property as well as defending any actions by potential licensees seeking a declaratory judgment that they do not infringe. The loss of Mr. Scahill would materially impair our ability to conduct our business. Although we have an employment agreement with Mr. Scahill, the employment agreement does not insure that Mr. Scahill will remain with us.

Risks Relating to Monetizing our Intellectual Property Rights

We may not be able to monetize our intellectual property portfolios. Although our business plan is to generate revenue from our intellectual property portfolios, we have not been successful in generating any significant revenue from our portfolios and we have not generated any revenues from two of our intellectual property portfolios. We cannot assure you that we will be able to generate any significant revenue from our existing portfolios or that we will be able to acquire new intellectual property rights that will generate significant revenue.

If we are not successful in monetizing our portfolios, we may not be able to continue in business. Although we have ownership of some of our intellectual property, we also license the rights pursuant to agreements with the owners of the intellectual property. If we are not successful in generating revenue for those parties who have an interest in the results of our efforts, those parties may seek to renegotiate the terms of our agreements with them, which could both impair our ability to generate revenue from our intellectual property and make it more difficult for us to obtain rights to new intellectual property rights. If we continue to be unable to generate revenue from our existing intellectual property portfolios and any new portfolios we may acquire, we may be unable to continue in business.

Our inability to acquire intellectual property portfolios will impair our ability to generate revenue and develop our business. We do not have the personnel to develop patentable technology by ourselves. Thus, we need to depend on acquiring rights to intellectual property and intellectual property portfolios from third parties. In acquiring intellectual property rights, there are delays in (i) identifying the intellectual property which we may want to acquire, (ii) negotiating an agreement with the owner or holder of the intellectual property rights, and (iii) generating revenue from those intellectual property rights which we acquire. During these periods, we will continue to incur expenses with no assurance that we will generate revenue. We currently hold intellectual property portfolios from which we have not generated any revenue to date, and we cannot assure you that we will generate revenue from our existing intellectual property portfolios or any additional intellectual properties which we may acquire.

We may be unable to enforce our intellectual property rights unless we obtain third party funding. Because of the expense of litigation and our lack of working capital, we may be unable to enforce our intellectual property rights unless we obtain the agreement of a third party to provide funding in support of our litigation. We cannot assure you that we will be able to obtain third party funding, and the failure to obtain such funding may impair our ability to monetize our intellectual property portfolio.

Because we need to rely on third-party funding sources to provide us with funds to enforce our intellectual property rights we are dependent upon the perception of potential funding sources of the value of our intellectual property. Because we do not have funds to pursue litigation to enforce our intellectual property rights, we are dependent upon the valuation which potential funding sources give to our intellectual property. In determining whether to provide funding for intellectual property litigation, the funding sources need to make an evaluation of the strength of our patents, the likelihood of success, the nature of the potential defendants and a determination as to whether there is a sufficient potential recovery to justify a significant investment in intellectual property litigation. Typically, such funding sources receive a percentage of the net recovery after litigation expenses, and seek to generate a sufficient return on investment to justify the investment. Unless that funding source believes that it will generate a sufficient return on investment, it will not fund litigation. We cannot assure you that we will be able to negotiate funding agreements with third party funding sources on terms reasonably acceptable to us, if at all. Because of our financial condition, we may only be able to obtain funding on terms which are less favorable to us than we would otherwise be able to obtain.

Even if we enter into funding agreements, there is no assurance that we will generate revenue from the funded litigation. Although the funding source makes its evaluation as to the likelihood of success, patent litigation is very uncertain, and we cannot assure you that, just because we obtain litigation funding, that we will be successful or that any recovery we may obtain will be significant.

Because of the terms of a funding agreement and our agreement with United Wireless, we allocate to third parties a significant portion of any recovery we may obtain. Typically, an agreement with a litigation funding source provides that the funding party received a negotiated percentage of the recovery after legal expenses. In addition, we have a monetization proceeds agreement with United Wireless pursuant to which United Wireless has the right to receive 15% of the net monetization proceeds received from the patents we acquired from Intellectual Ventures and our mobile data and financial data intellectual property portfolios. As a result, the amount we recover from any successful litigation, after the costs of the litigation, represents only a fraction of the net recovery.

Because we granted United Wireless a security interest in almost all of our intellectual property and the proceeds from our intellectual property, we may not be able to raise funds through a debt financing. Pursuant to our agreements with United Wireless, we granted United Wireless a security interest in the stock of our subsidiaries that hold the intellectual property acquired from Intellectual Ventures and in the proceeds from the monetization of the intellectual property acquired from Intellectual Ventures and our mobile data and financial data portfolios. The inability to grant a security interest in these assets to a new lender would materially impair our ability to obtain debt financing for our operations, and may also impair our ability to obtain financing to acquire additional intellectual property rights.

Because of our financial condition and our failure to have generated revenues from our existing portfolios, we may not be able to obtain intellectual property rights to the most advanced technologies. In order to generate meaningful revenues from intellectual property rights, we need to be able to identify, negotiate rights to and offer technologies for which there is a developing market. Because of our financial condition and our lack of the generation of any significant revenue from our existing intellectual property portfolios, we may be unable to negotiate rights to technology for which there which will be a strong developing market, or, if we are able to negotiate agreements for such intellectual property, the terms of our purchase or license may not be favorable to us. Accordingly, we cannot assure you that we will be able to acquire intellectual property rights to the technology for which there is a strong market demand.

Potential acquisitions may present risks, and we may be unable to achieve the financial or other goals intended at the time of any potential acquisition. Our ability to grow depends, in large part, on our ability to acquire interests in intellectual property, including patented technologies, patent portfolios, or companies holding such patented technologies and patent portfolios. Accordingly, we intend to engage in acquisitions to expand our intellectual property portfolios and we intend to continue to explore such acquisitions. Such acquisitions are subject to numerous risks, including the following:

●	our failure to have sufficient funding to enable us to make the acquisition;

●	our failure to have sufficient personal to satisfy the seller that we have the personnel to monetize the assets we propose to acquire;

●	dilution to our stockholders to the extent that we use equity in connection with any acquisition;

●	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

●	difficulty integrating the operations, technology and personnel of the acquired entity;

●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;

●	difficulty in maintaining controls, procedures and policies during the transition and monetization process;

●	diversion of our management’s attention from other business concerns, especially considering that we have only one full-time employee/officer; and

●	our failure, in our due diligence process, to identify significant issues, including issues with respect to patented technologies and intellectual property portfolios, and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business could be adversely affected.

Our acquisition of intellectual property rights may be time consuming, complex and costly, which could adversely affect our operating results. Acquisitions of patent or other intellectual property assets, which are and will be critical to the development of our business, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular intellectual property assets, there is no guarantee that we will generate sufficient revenue related to those intellectual property assets to offset the acquisition costs. We may also identify intellectual property assets that cost more than we are prepared to spend with our own capital resources. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any intellectual property assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results.

If we acquire technologies that are in the early stages of market development, we may be unable to monetize the rights we acquire. We may acquire patents, technologies and other intellectual property rights that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which companies may adopt our intellectual property in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize. It may also be necessary for us to develop additional intellectual property and file new patent applications as the underlying commercial market evolves, as a result of which we may incur substantial costs with no assurance that we will ever be able to monetize our intellectual property.

Our intellectual property monetization cycle is lengthy and costly, and our marketing, legal and sales efforts may be unsuccessful. We expect to incur significant marketing, legal and sales expenses prior to entering into monetization events that generate revenue for us. We will also spend considerable resources educating potential licensees on the benefits of entering into an agreement with us that may include a non-exclusive license for future use of our intellectual property rights. Thus, we may incur significant losses in any particular period before any associated revenue stream begins. If our efforts to convince potential licensees of the benefits of a settlement arrangement are unsuccessful, we may need to continue with the litigation process or other enforcement action to protect our intellectual property rights and to realize revenue from those rights. We may also need to litigate to enforce the terms of existing agreements, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Enforcement proceedings are typically protracted and complex. The costs are typically substantial, and the outcomes are unpredictable. Enforcement actions will divert our managerial, technical, legal and financial resources from business operations.

We may not be successful in obtaining judgments in our favor. We have commenced litigation seeking to monetize our intellectual property portfolios and it may be necessary for us to commence ligation in the future. All litigation is uncertain, and we cannot assure you that any litigation will be decided in our favor or that, if damages are awarded or a license is negotiated, that we will generate any significant revenue from the litigation.

Our financial condition may cause both intellectual property rights owners and potential licensees to believe that we do not have the financial resources to commence and prosecute litigation for infringement. Because of our financial condition, both intellectual property rights owners and potential licensees may believe that we do not have the ability to commence and prosecute sustained and expensive litigation to protect our intellection rights with the effect that (i) intellectual property rights owners may be reluctant to grant us rights to their intellectual property and (ii) potential licensees may be less inclined to pay for license rights from us.

Any patents which may be issued to us pursuant to patent applications which we filed or may file may fail to give us necessary protection. We cannot be certain that patents will be issued as a result of any pending or future patent applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may acquire, our continued rights will depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material adverse effect on us.

The provisions of Federal Declaratory Judgment Act may affect our ability to monetize our intellectual property. Under the Federal Declaratory Judgment Act, it is possible for a party who we consider to be infringing upon our intellectual property to commence an action against us seeking a declaratory judgment that such party is not infringing upon our intellectual property rights. In such a case, the plaintiff could choose the court in which to bring the action and we would be the defendant in the action. Common claims for declaratory judgment in patent cases are claims of non-infringement, patent invalidity and unenforceability. Although the commencement of an action requires a claim or controversy, a court may find a letter from us to the alleged infringer seeking a royalty for the use of our intellectual property rights to form the basis of a controversy. In such a case, the plaintiff, rather than we, would choose the court in which to bring the action and the timing of the action. In addition, when we commence an action as plaintiff, we may be able to enter into a contingent fee arrangement with counsel, it is possible that counsel may be less willing to accept such an arrangement if we are the defendant. Further, we would not have the opportunity of choosing against which party to bring the action. An adverse decision in a declaratory judgment action could significantly impair our ability to monetize the intellectual property rights which are the subject of the litigation. We have been a defendant in one declaratory judgment action, which resulted in a settlement. We cannot assure you that potential infringers will not be able to use the Declaratory Judgment Act to reduce our ability to monetize the patents that are the subject of the action.

A 2014 Supreme Court decision could significantly impair business method and software patents. In June 2014, the United States Supreme Court, in Alice v. CLS Bank, struck down patents covering a computer-implemented scheme for mitigating “settlement risk” by using a third party intermediary, holding the patent claims to be ineligible as being drawn to a patent-ineligible abstract idea. The courts have been dealing for many years over what business methods are patentable. We cannot predict the extent to which the decision in Alice as well as prior Supreme Court decisions dealing with patents, will be interpreted by courts. To the extent that the Supreme Court decision in Alice gives businesses reason to believe that business model and software patents are not enforceable, it may become more difficult for us to monetize patents which are held to be within the ambit of the patents before the Supreme Court in Alice and for us to obtain counsel willing to represent us on a contingency basis. As a result, the decision in Alice could materially impair our ability to obtain patent rights and monetize those which we do obtain.

Legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue. We may apply for patents and may spend a significant amount of resources to enforce those patents. If legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly both increase the cost of our enforcement actions and make it more difficult to sign licenses without litigation, changes in standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions, and any rules requiring that the losing party pay legal fees of the prevailing party could also significantly increase the cost of our enforcement actions. United States patent laws were recently amended with the enactment of the Leahy-Smith America Invents Act, or the America Invents Act, which took effect on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. The America Invents Act and its implementation increases the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition. In addition, the U.S. Department of Justice has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the Department of Justice could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Proposed legislation may affect our ability to conduct our business. There are presently pending or proposed a number of laws which, if enacted, may affect the ability of companies such as us to generate revenue from our intellectual property rights. Typically, these proposed laws cover legal actions brought by companies which do not manufacture products or supply services but seek to collect licensing fees based on their intellectual property rights and, if they are not able to enter into a license, to commence litigation. Although a number of such bills have been proposed in Congress, we do not know which, if any, bills will be enacted into law or what the provisions will be and, therefore, we cannot predict the effect, if any, that such laws, if passed by Congress and signed by the president, would provide. However, we cannot assure you that legislation will not be enacted which would impair our ability to operate by making it more difficult for us to commence litigation against a potential licensee or infringer. To the extent that an alleged infringer believes that we will not prevail in litigation, it would be more difficult to negotiate a license agreement without litigation.

The unpredictability of our revenues may harm our financial condition. Our revenues from licensing have typically been lump sum payments entered into at the time of the license, which may be in connection with the settlement of litigation, and not from licenses that pay an ongoing royalty. Due to the nature of the licensing business and uncertainties regarding the amount and timing of the receipt of license and other fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of potential licensees and certain other factors, our revenues, if any, may vary significantly from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

Our success depends in part upon our ability to retain the qualified legal counsel to represent us in patent enforcement litigation. The success of our licensing business may depend upon our ability to retain the qualified legal counsel to prosecute patent infringement litigation. As our patent enforcement actions increase, it will become more difficult to find the preferred choice for legal counsel to handle all of our cases because many of these firms may have a conflict of interest that prevents their representation of us or because they are not willing to represent us on a contingent or partial contingent fee basis.

Our reliance on representations, warranties and opinions of third parties may expose us to certain material liabilities. From time to time, we rely upon the representations and warranties of third parties, including persons claiming ownership of intellectual property rights, and opinions of purported experts. In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such representations, warranties and opinions are made. By relying on these representation, warranties and opinions, we may be exposed to liability in connection with the licensing and enforcement of intellectual property and intellectual property rights which could have a material adverse effect on our operating results and financial condition.

In connection with patent enforcement actions, counterclaims may be brought against us and a court may rule against us in counterclaims which may expose us and our operating subsidiaries to material liabilities. In connection with patent enforcement actions, it is possible that a defendant may file counterclaims against us or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against us or our operating subsidiaries or award attorney’s fees and/or expenses to the counterclaiming defendant, which could be material, and if we or our operating subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results, our financial position and our ability to continue in business.

Trial judges and juries may find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents. It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Regardless of whether we prevail in the trial court, appeals are expensive and time consuming, resulting in increased costs and delayed revenue, and attorneys may be less likely to represent us in an appeal on a contingency basis especially if we are seeking to appeal an adverse decision. Although we may diligently pursue enforcement litigation, we cannot predict the decisions made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the United States Patent and Trademark Office. We hold a number of pending patents and may file or acquire rights to additional patent applications. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue, if any, from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

U.S. Federal courts are becoming more crowded, and, as a result, patent enforcement litigation is taking longer. Patent enforcement actions are almost exclusively prosecuted in federal district courts. Federal trial courts that hear patent enforcement actions also hear criminal and other civil cases. Criminal cases always take priority over patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings, and, as a result, we believe that the risk of delays in patent enforcement actions will have a significant effect on our business in the future unless this trend changes.

Any reductions in the funding of the United States Patent and Trademark Office could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications. Our primary assets are our patent portfolios, including pending patent applications before the United States Patent and Trademark Office. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the United States Patent and Trademark Office could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the United States Patent and Trademark Office, causing an unexpected increase in our expenses.

The rapid development of technology may impair our ability to monetize intellectual property that we own. In order for us to generate revenue from our intellectual property, we need to offer intellectual property that is used in the manufacture or development of products. Rapid technological developments have reduced the market for products using less advanced technology. To the extent that technology develops in a manner in which our intellectual property is not a necessary element or to the extent that others design around our intellectual property, our ability to license our intellectual property portfolios or successfully prosecute litigation will be impaired. We cannot assure you that we will have rights to intellectual property for most advanced technology or that there will be a market for products which require our technology.

The intellectual property management business is highly competitive. A large number of other companies seek to obtain rights to new intellectual property and to market existing intellectual property. Most of these companies have significantly both greater resources that we have and industry contacts which place them in a better position to generate new business. Further, our financial position, our lack of executive personnel and our inability to generate revenue from our portfolio can be used against us by our competitors. We cannot assure you that we will be successful in obtaining intellectual property rights to new developing technologies.

As intellectual property enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our intellectual property. We believe that the more prevalent intellectual property enforcement actions become, the more difficult it will be for us to voluntarily license our intellectual property rights. As a result, we may need to increase the number of our intellectual property enforcement actions to cause infringing companies to license the intellectual property or pay damages for lost royalties.

Weak global economic conditions may cause potential licensees to delay entering into licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results. Our business depends significantly on strong economic conditions that would encourage potential licensees to enter into license agreements for our intellectual property rights. The United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material adverse effect on the willingness of parties infringing on our assets to enter into settlements or other revenue generating agreements voluntarily.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively. Our ability to compete depends in part upon the strength of the intellectual property and intellectual property rights that we own or may hereafter acquire in our technologies, brands and content and our ability to protect such intellectual property rights. We rely on a combination of patent and intellectual property laws and agreements to establish and protect our patent, intellectual property and other proprietary rights. The efforts we take to protect our patents, intellectual property and other proprietary rights may not be sufficient or effective at stopping unauthorized use of our patents, intellectual property and other proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which we have rights. There may be instances where we are not able to protect or utilize our patent and other intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our patent assets and intellectual property and other proprietary rights from unauthorized use, the value of those assets may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products as those covered by our intellectual property rights. In addition, protecting our intellectual property and intellectual property rights is expensive and diverts our critical and limited managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be impaired. If it becomes necessary for us to commence legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our intellectual property rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our intellectual property rights. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks Concerning our Common Stock

If we do not increase our authorized common stock, the notes we issued to United Wireless will become convertible at a conversion price equal to 90% of the market price of the stock on the date the holder of the notes gives notice of conversion. The notes that we issued to United Wireless are not presently convertible, and they become convertible upon certain events of default, including our failure to increase our authorized common stock to 1,250,000,000 shares. If the notes become convertible, the holders of the notes can convert the notes in part from time to time at 90% of the market price at the time of conversion. The ability, or the potential ability, of the holder to convert the notes into common stock at a price which is less than the market price on the date of conversion could result in significant downward pressure on the price of our common stock. If the notes become convertible, the possible additional dilution resulting from the issuance of shares of common stock on conversion of the notes, together with the below market conversion price, could result in continued downward pressure on our stock price until the notes are paid in full. Further, even if we increase our authorized common stock to 1,250,000,000 shares, the possibility that the notes may become convertible in the future could also have a negative impact on the market price of our common stock.

If the notes issued to United Wireless become convertible, we may not have sufficient authorized common stock to enable us to fulfill our obligation to issue common stock on conversion of the notes. Because there is no fixed conversion price, it is possible that, even if our stockholders approve an amendment to our certificate of incorporation to increase our authorized common stock to 1,250,000 shares, we cannot assure you that we will continue to have sufficient shares of authorized common stock to permit conversion. Although we have an obligation to increase our authorized common stock further in the event that 1,250,000,000 authorized shares are not sufficient, we cannot assure you that we will be able to obtain stockholder approval of such an increase. The failure to be able to deliver common stock on conversion would be a further default under the notes and could result in our obligation to pay damages to the note holders.

There is a limited market for our common stock, which may make it difficult for you to sell your stock. Our common stock trades on the OTC Pink marketplace under the symbol “QPRC.” The OTC Pink market is not a national securities exchange and does not provide the benefits to stockholders which a national exchange provides. Furthermore, according to the OTC Markets website, the OTC Pink “is for all types of companies that are there by reasons of default, distress or design, which is why they are further segmented based on the level of information that they provide.” There is a limited trading market for our common stock and there are frequently days on which there is no trading in our common stock. Our common stock has traded for less than $0.01 for almost all trading days since prior to January 1, 2013. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, because of the thin float, the reported bid and asked prices may have little relationship to the price you would pay if you wanted to buy shares or the price you would receive if you wanted to sell shares.

Because our common stock is a penny stock, you may have difficulty selling our common stock in the secondary trading market. Our common stock fits the definition of a penny stock and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The SEC rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to purchase and sell their shares. The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction. In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction. The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices. Further, some broker-dealers will not process transactions in penny stocks.

Our lack of internal controls over financial reporting may affect the market for and price of our common stock. Our disclosure controls and our internal controls over financial reporting are not effective. Since we became engaged in the intellectual property management business in 2008, we have not had the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. Our continued poor financial condition together with the fact that we have one full time employee makes it difficult for us to implement a system of internal controls over financial reporting, and we cannot assure you that we will be able to develop and implement the necessary controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise debt or equity financing.

Our lack of a full-time chief financial officer could affect our ability to develop financial controls, which could affect the market price for our common stock. We do not have a full-time chief financial officer. At present, our chief executive officer, who does not have an accounting background, is also acting as our chief financial officer. We do not anticipate that we will be able to hire a qualified chief financial officer until our financial condition has improved significantly. The lack of an experienced chief financial officer, together with our lack of internal controls, may impair our ability to raise money through a debt or equity financing, the market for our common stock and our ability to enter into agreements with owners of intellectual property rights.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value. As of November 30, 2015, there has only been limited trading activity in our common stock. There can be no assurance that any significant market will ever develop in our common stock in the future. Because of the low public float and the absence of any significant trading volume, the reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy share. Further, stocks with a low public float may be more subject to manipulation than a stock that has a significant public float. The price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	our low stock price, which may result in a modest dollar purchase or sale of our common stock having a disproportionately large effect on the stock price;

●	the market’s perception as to our ability to generate positive cash flow or earnings from our intellectual property portfolios;

●	changes in our or securities analysts’ estimate of our financial performance;

●	our ability or perceived ability to obtain necessary financing for operations and for the monetization of our intellectual property rights;

●	the market’s perception of the effects of legislation or court decisions on our business;

●	the effects or perceived effects of the potential convertibility of convertible notes issued by us;

●	the results or anticipated results of litigation by or against us;

●	the anticipated or actual results of our operations;

●	events or conditions relating to the enforcement of intellectual property rights generally;

●	changes in market valuations of other intellectual property marketing companies;

●	any discrepancy between anticipated or projected results and actual results of our operations;

●	the market’s perception or our ability to continue to make our filings with the SEC in a timely manner;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	other matters not within our control.

Legislation, court decisions and other factors affecting enforcement of intellectual property rights may affect the price of our stock. Court rulings in intellectual property enforcement actions and new legislation or proposed legislation are often difficult to understand, even when favorable or neutral to the value of our intellectual property rights and our overall business. Investors and market analysts may react without a full understanding of these matters, causing fluctuations in our stock prices that may not accurately reflect the impact of court rulings, legislation, proposed legislation or other developments on our business operations and assets.

Raising funds by issuing equity or debt securities could dilute the value of the common stock and impose restrictions on our working capital. If we were to raise additional capital by issuing equity securities, either alone or in connection with a non-equity financing, the value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the per share value of the outstanding shares, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer a dilution in value with the issuance of such additional shares. Because of the low price of our stock and our working capital deficiency, the dilution to our stockholders could be significant. We may have difficulty in raising funds through the sale of debt securities because of both our financial position, the lack of any collateral on which a lender may place a value, and the absence of any history of significant monetizing of our intellectual property rights. If we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

Our failure to have filed reports with the SEC may impair the market for and the value of our common stock. We did not file reports with the SEC from 2003 until December 2014. We filed our Form 10-K for the year ended December 31, 2012 on December 15, 2014 and our Form 10-K for the year ended December 31, 2013 on April 10, 2014. Our failure to have made such filings may affect both the market for our common stock and the value of our common stock as well as the willingness of investors to purchase our stock.

If our stockholders approve our amended and restated certificate of incorporation, we will have a classified board of directors which may make it more difficult for a third party to obtain control of us. Our board of directors has approved, subject to stockholder approval, an amended and restated certificate of incorporation which, among other changes from our present certificate of incorporation, provides for a classified board, which means that at each annual meeting, the stockholder will vote for only one-third of the board. A classified board of directors may make it more difficult for a third party of gain control of us which may affect the opportunity of our stockholders to benefit from any.

We do not intend to pay any cash dividends in the foreseeable future. We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. You can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

●	Our ability to generate revenue from our intellectual property rights, including our ability to license our intellectual property rights and our ability to be successful in any litigation which we may commence in order to seek to monetize our intellectual property rights;

●	Our ability to generate sufficient proceeds from our intellectual property rights to enable us to pay the promissory notes we issued in connection with our purchase of patent rights in October 2015;

●	Our ability to obtain litigation funding to enable us to seek to protect our intellectual property rights, particularly our recently-acquired intellectual property rights, through litigation when necessary;

●	Our ability to acquire intellectual property rights for innovative technologies for which there is a significant potential market;

●	Our ability to recoup any investment which we may make to acquire or generate revenue from intellectual property rights;

●	Our ability to identify new intellectual property and obtain rights to that property;

●	The effect of legislation and court decisions on the ability to generate revenue from patent and other intellectual property rights;

●	Our ability to obtain the funding that we require in order to acquire intellectual property and otherwise develop our business;

●	Our ability to reduce the cost of litigation through contingent fees with counsel or to obtain third-party financing to enable us to enforce our intellectual property rights through litigation or otherwise;

●	The development of a market for our common stock; and

●	Our ability to retain our key executive officers and identify, hire and retain additional key employees.

In addition, factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of their common stock.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of November 30, 2015, and the number of shares of our common stock that may be offered by the selling stockholder pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholder” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholder. The following table sets forth, as to the selling stockholder, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

					After Sale of Shares in Offering
Name	Shares Beneficially Owned		Shares Being Sold		Shares Beneficially Owned	Percent of Outstanding
United Wireless Holdings, Inc.[1]	100,000,000	[1]	100,000,000	[1]	0	0%

1 The board of directors of United Wireless, consisting of Andrew C. Fiton and Michael Carper, has the sole right to vote and dispose of the shares owned by United Wireless. The number of shares reflected as owned by United Wireless represents 50,000,000 shares presently owned by United Wireless and 50,000,000 shares issuable pursuant to the purchase option, which becomes exercisable in installments commencing September 30, 2016.

The selling stockholder does not have, and within the past three years has not had, any position, office or material relationship with us or with any of our predecessors or affiliates except as described below.

Issuances of Shares to Selling Stockholder

Pursuant to the securities purchase agreement dated October 22, 2015, between United Wireless and us:

We sold 50,000,000 shares of common stock to United Wireless for $250,000.

We granted United Wireless an option to purchase a total of 50,000,000 shares of common stock, with exercise prices of $0.01 per share as to 16,666,667 shares, which may be exercised from September 30, 2016 through September 30, 2020, $0.03 per share as to 16,666,667 shares, which may be exercised from September 30, 2017 through September 30, 2020, and $0.05 per share as to 16,666,666 shares, which may be exercised from September 30, 2018 through September 30, 2020.

We issued to United Wireless our 10% promissory note due September 30, 2020 in the principal amount of $1,250,000, for which we received $1,250,000, of which $1,000,000 was paid to Intellectual Ventures as the initial $1,000,000 payment of the purchase price of the patents acquired from Intellectual Ventures.

United Wireless agreed to make loans to us for payment of the second and third $1,000,000 payments due to Intellectual Ventures on September 30, 2016 and 2017, regardless of whether we are in compliance with our obligations under the securities purchase agreement or the other agreements with United Wireless. United Wireless has the right to make such payments directly to Intellectual Ventures.

United Wireless agreed to make working capital loans to us, subject to our meeting standard closing conditions, in the aggregate amount of $1,000,000 in eight quarterly loans of $125,000, commencing September 30, 2016.

We entered into a monetization proceeds agreement pursuant to which United wireless received the right to receive 15% of the net monetization proceeds received from (i) the patents acquired by us from Intellectual Ventures and (ii) the patents in our mobile data and financial data intellectual property portfolios.

Our obligations under our agreements with United Wireless, including our obligations under the notes and the monetization proceeds agreement, are secured by a pledge of the stock of the three subsidiaries that hold the intellectual property acquired from Intellectual Ventures and by the proceeds from the intellectual property represented by (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios.

Our agreements with United Wireless are described in greater detail under “Business – Agreements with United Wireless.”

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices that may or may not be related to the market price at the time. Subject to the foregoing, the selling stockholder may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus;

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

To the extent permitted under Rule 144, the selling stockholder may also sell the shares owned by it pursuant to Rule 144.

Broker-dealers engaged by the selling stockholder may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholder is not an affiliate of any broker-dealer.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholder may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholder and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholder sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Pink market under the symbol QPRC. The following table sets forth the range of quarterly high and low closing prices of our common stock as reported during 2013, 2014 and 2015, through November 30, 2015, based on information on the OTC Markets website. These prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

	2013		2014		2015
	High	Low	High	Low	High	Low
First quarter	$0.0025	$0.0010	$0.0047	$0.0010	$0.0047	$0.0020
Second quarter	0.0023	0.0009	0.0205	0.0023	0.0045	0.0022
Third quarter	0.0097	0.0011	0.0064	0.0028	0.0046	0.0024
Fourth quarter*	0.0035	0.0010	0.0075	0.0010	0.0068	0.0023

*	The information for the fourth quarter of 2015 is through November 30, 2015.

Stockholders

As of November 24, 2015, we had 457 stockholders of record of our common stock.

Transfer Agent

The transfer agent for the common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, telephone (212) 509-4000.

Dividend Policy

We have not paid dividends and we do not anticipate paying dividends in the near future.

BUSINESS

Overview

We are an intellectual property asset management company. Our principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly owned subsidiaries. We currently own, control or manage eight intellectual property portfolios, which principally consist of patent rights. Our eight intellectual property portfolios include the three portfolios which we acquired in October 2015 from Intellectual Ventures. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, primarily licenses granted as part of the settlement of patent infringement lawsuits. We also generate revenue from management fees from managing intellectual property portfolios.

Intellectual property monetization includes the generation of revenue and proceeds from the licensing of patents, patented technologies and other intellectual property rights. Patent litigation is often a necessary element of intellectual property monetization where a patent owner, or a representative of the patent owner, seeks to protect its patent rights against the unlicensed manufacture, sale, and use of the owner’s patent rights or products which incorporate the owner’s patent rights. In general, we seek to monetize the bundle of rights granted by the patents through structured licensing and when necessary enforcement of those rights through litigation, although to date all of our patent license revenues have resulted from the settlement of litigation.

We intend to develop our business by acquiring intellectual property rights, either in the form of ownership or an exclusive license to the underlying intellectual property. Our goal is to enter into agreements with inventors or owners of innovative technologies for which we believe there may be a significant market for products which use or incorporate the intellectual property. We seek to purchase all of, or interests in, intellectual property in exchange for cash, securities of our company, the formation or a joint venture or separate subsidiary in which the owner has an equity interest, and/or interests in the monetization of those assets. Our revenue from this aspect of our business can be generated through licensing and, when necessary, litigation efforts as well as intellectual property management fees. We engage in due diligence and a principled risk underwriting process to evaluate the merits and potential value of any acquisition, partnership or joint venture. We seek to structure the terms of our acquisitions in a manner that will achieve the highest risk-adjusted returns possible, in the context of our financial condition.

We employ a due diligence process before completing the acquisition of an intellectual property interest. We begin with an investment thesis supporting the potential transaction and then proceed to test the thesis through an examination of the critical drivers of the value of the underlying intellectual property asset. Such an examination focuses on areas such as title and inventorship issues, the quality of the drafting and prosecution of the intellectual property assets, legal risks inherent in licensing programs generally, the applicability of the invention to the relevant marketplace and other issues such as the effects of venue and other procedural issues. However, our financial position may affect our ability to conduct due diligence with respect to intellectual property rights.

It is frequently necessary to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which would reduce the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. To the extent that we cannot fund litigation ourselves, we may enter into an agreement with a third party, which may be the patent owner or the former patent owner who transferred the patent rights to us, or an independent third party. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully-contingent basis or we obtain funding from third party funding sources. In these cases, either counsel is afforded greater participation in the recovery or the third party that funds the cost of the litigation would be entitled to participate in the recovery.

Purchase of Intellectual Property from Intellectual Ventures

On October 22, 2015, pursuant to an agreement with an effective date of July 8, 2015, as amended, between us and Intellectual Ventures, we purchased three groups of patents from Intellectual Ventures for a purchase price of $3,000,000, of which $1,000,000 was paid at the closing from the proceeds of the $1,250,000 loan from United Wireless and the balance is due in two installments of $1,000,000 due one and two years from the closing. We acquired the intellectual property at the closing, and we granted Intellectual Ventures a security interest in the patents transferred to us as security for the payment of the balance of the purchase price. The security interest of Intellectual Ventures is senior to the security interest of United Wireless in the proceeds derived from such patents. The patent portfolios which we acquired from Intellectual Ventures are the anchor structure portfolio, the power management/bus control portfolio and the diode on chip portfolio, which are described under “Business – Our Intellectual Property Portfolios.”

Our Organization

We were incorporated in Delaware on July 17, 1987 under the name Phase Out of America. On September 21, 1997, we changed our name to Quest Products Corporation, and, on June 6, 2007, we changed our name to Quest Patent Research Corporation. We have been engaged in the intellectual property monetization business since 2008. Our executive principal office is located at 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411, telephone (888) 743-7577. Our website is www.qprc.com. Information contained on our website does not constitute a part of this prospectus.

Our Intellectual Property Portfolios

Mobile Data

The real-time mobile data portfolio relates to the automatic update of information delivered to a mobile device without the need for a manual refreshing. The portfolio is comprised of U.S. Patent No. 7,194,468 “Apparatus and Method for Supplying Information” and all related patents, patent applications, and all continuations, continuations-in-part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof (the “Mobile Data Portfolio”). We initially entered into an agreement with the patent owner, Worldlink Information Technology Systems Limited, whereby we received the exclusive license to license and enforce the Mobile Data Portfolio. Under the agreement we received a monthly management fee and a percentage of licensing revenues. Subsequently Worldlink transferred its remaining interest in the Mobile Data Portfolio to Allied Standard Limited. In October 2012, we entered into an agreement with Allied pursuant to which Allied transferred its entire right title and interest in the Mobile Data Portfolio to Quest Licensing Corporation, which was at the time, a wholly-owned subsidiary. Under the agreement, Allied was entitled to receive a 50% interest in Quest Licensing. Quest Licensing’s only intellectual property is the Mobile Data Portfolio. Our agreement with Allied provides that we and Allied will each receive 50% of the net licensing revenues, as defined by the agreement. In June 2013, we entered into an agreement with The Betting Service Limited, an entity controlled by a former director of Worldlink. Pursuant to the agreement, we granted The Betting Service an interest in licensing proceeds from the Mobile Data Portfolio in return for The Betting Service’s assistance in developing certain Mobile Data Portfolio assets. In April 2014, we entered into a further agreement with Allied whereby Allied relinquished certain rights under the October 2012 agreement, including its entitlement to a 50% interest in Quest Licensing, in exchange for our commitment to fund a structured licensing program for the Mobile Data Portfolio.

Through December 31, 2014, we did not generate any licensing revenues from the Mobile Data Portfolio.

In March 2014, we entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Mobile Data Portfolio and engaged counsel on a partial contingency basis in connection with a proposed patent infringement action relating to the Mobile Data Portfolio. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party.

In April and June 2014, as part of a structured licensing program, Quest Licensing Corporation brought patent infringement suits in the U.S. District for the District of Delaware against Bloomberg LP et. al., FactSet Research Systems Inc., Interactive Data Corporation, SunGard Data Systems Inc. and The Charles Schwab Corporation et. al. These cases have been consolidated for trial. A hearing, known as a Markman hearing, in which the judge examines the evidence from the parties on the appropriate meanings of relevant key words in the claim, is scheduled for February 8, 2016, and trial has been scheduled for January 9, 2017, although it is possible that either or both of these dates may be postponed. During 2014 and the first nine months of 2015, in connection with this litigation, the third party provided funds of approximately $664,000 which was paid to litigation counsel and other third parties. In addition, the funding source paid us management fees of approximately $413,000 in 2014 and approximately $177,000 during the first nine months of 2015 in connection with this litigation.

Online Marketing, Sweepstakes, Promotions & Rewards (Von Kohorn Portfolio)

The portfolio consists of nine United States Patents that include patent claims related to, among other areas, online couponing, print-at-home boarding passes and tickets, online sweepstakes; including the promotion by television networks of online sweepstakes (the “Von Kohorn Portfolio”). In December 2009, we entered into an agreement with Intertech Holdings, LLC pursuant to which our wholly-owned subsidiary, Quest NetTech Corporation, acquired by assignment all right, title, and interest in the Von Kohorn Portfolio. Under the agreement, we will receive 20% of adjusted gross recoveries, as defined. In August 2013, we and Intertech Holdings amended the December 2009 agreement to provide that Intertech Holdings will receive 33% of the adjusted gross recoveries and Quest NetTech will receive 67% of adjusted gross recoveries.

In September 2011, Quest NetTech brought a patent infringement action in the U.S. District Court for the Middle District of Florida against Valassis Communications, Inc. et al. There were several other defendants in this action, and they settled the action during 2012 and 2013. With respect to each defendant in the action, the parties entered into a mutually agreeable resolution of all claims.

In September and October 2013, Quest NetTech brought several patent infringement actions against various entities in the U.S. District for the Eastern District of Texas. These actions were settled.

In July 2014, Quest NetTech brought several patent infringement suits against various entities in the U.S. District for the Eastern District of Texas. These actions were settled.

In February 2015, Quest NetTech brought several patent infringement suits against various entities in the U.S. District for the Eastern District of Texas. These actions were settled in November 2015, and we anticipate that we will receive the settlement payments by the end of December 2015.

Through December 31, 2012, we generated license fees of approximately $467,500 from the Von Kohorn Portfolio. We generated license fees of approximately $45,000 and $505,000 for the years ended December 31, 2013 and 2014, respectively. For the nine months ended September 30, 2015 we generated license fees of approximately $80,000.

Flexible Packaging - Turtle PakTM

In March 2008, we entered into an agreement with Emerging Technologies Trust whereby our majority-owned subsidiary, Quest Packaging Solutions Corporation, acquired the exclusive license to make, use, sell, offer for sale or sublicense the intellectual property of Emerging Technologies Trust (the “Turtle Pak™ Portfolio”). The Turtle Pak portfolio relates to a cost effective, high-protection packaging system recommended for fragile items weighing less than ten pounds. The intellectual property consists of two U.S. patents, U.S. Patent No. RE36,412 and U.S. Patent No.6,490,844, and the Turtle PakTM trademark. Turtle Pak™ brand packaging is suited for such uses as electrical and electronic components, medical, dental, and diagnostic equipment, instrumentation products, and control components. Turtle Pak™ brand packaging materials are 100% curbside recyclable.

As the exclusive licensee and manager of the manufacture and sale of licensed product, we coordinate the manufacture and sale of licensed products to end users; we contract for the manufacture and assembly of the product components, and we coordinate order receipt, fulfillment and invoicing. Revenues from the TurtlePakTM product sales were approximately $253,500 through December 31, 2012 and approximately $29,500 and $23,000 for the years ended December 31, 2013 and 2014, respectively. In the first nine months of 2015, we generated approximately $29,000 from sales of this product. We continue to generate modest revenue from this product.

Universal Financial Data System

The invention describes a universal financial data system which allows its holder to use the device to access one or more accounts stored in the memory of the device as a cash payment substitute as well as to keep track of financial and transaction records and data, such as transaction receipts, in a highly portable package, such as a cellular device (the “Financial Data Portfolio”). The inventive universal data system is capable of supporting multiple accounts of various types, including but not limited to credit card accounts, checking/debit accounts, and loyalty accounts. Our wholly-owned subsidiary, Wynn Technologies Inc., acquired US Patent No. 5,859,419, from the owner, Sol Wynn. In January 2001, we filed a reissue application for the patent, and the United States Patent and Trademark Office issued patent RE38,137. This reissued patent, which contains 35 separate claims, replaces the original patent, which had seven claims. In February 2011, we entered into a new agreement with Sol Li (formerly Sol Wynn), pursuant to which we issued to Mr. Li a 35% interest in Wynn Technologies and warrants to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.001 per share, which warrants expired unexercised in September 2015. We also agreed that Mr. Li would receive 40% of the net licensing revenues generated by Wynn Technologies with respect to this patent, which is the only patent owned by Wynn Technologies.

In August 2010, we entered into a five-year consulting agreement with Alex W. Hart pursuant to which he agreed to serve as a special consultant to us on the development and commercialization of the Data System Patent. Pursuant to this agreement, we issued Mr. Hart an option to purchase 5,000,000 shares common stock at a price of $0.001 per share, through December 31, 2015. We did not generate any revenue from the Financial Data Portfolio during the nine months ended September 30, 2015.

Rich Media

The rich media portfolio is directed to methods, systems, and processes that permit typical Internet users to design rich-media production content (i.e., rich-media applications), such as websites. The portfolio consists of U.S. Patent No. 7,000,180, “Methods, Systems, and Processes for the Design and Creation of Rich Media Applications via the Internet” and all related patents, patent applications, corresponding foreign patents and foreign patent applications and foreign counterparts, and all continuations, continuations-in-part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof (the “Rich Media Portfolio”). In July 2008, we entered into a consulting and licensing program management agreement with Balthaser Online, Inc., the patent owner, pursuant to which we performed services related to the establishment and management of a licensing program to evaluate and analyze the relevant market and to obtain licenses for the Rich Media Portfolio in exchange for management fees as well as an irrevocable entitlement to a distribution of 15% of all proceeds generated by the Rich Media Portfolio for the remaining life of the portfolio regardless of whether those proceeds are derived from litigation, settlement, licensing or otherwise. Our 15% distribution right is subject to reduction to 7.5% in the event that we refuse or are unable to perform the services detailed in the agreement.

Through September 30, 2015, we did not generate any licensing revenue from the rich media patents.

Anchor Structure Portfolio

This portfolio, which we acquired from Intellectual Ventures in October 2015 and transferred to a newly formed subsidiary, Mariner IC Inc., consists of two United States patents which relate to technology for incorporating metal structures in the corners and edges of semiconductor dies to prevent cracking from stresses.

Power Management/Bus Control Portfolio

This portfolio, which is the second portfolio which we acquired from Intellectual Ventures and transferred to a newly-formed subsidiary, Semcon IP Inc., consists of four United States patents that cover fundamental technology for adjusting the processor clock and voltage to save power based on the operating characteristics of the processor and one United States patent that relates to coordinating direct bus communications between subsystems in an assigned channel.

Diode on Chip Portfolio

This portfolio, which is the third portfolio which we acquired from Intellectual Ventures and transferred to a newly-formed subsidiary, IC Kinetics Inc., consists of two United States patents and two pending continuation applications which cover technology relating to on-chip temperature measurement for semiconductors.

Competition

We encounter and expect to continue to encounter competition in the areas of intellectual property acquisitions for the sake of licensure from both private and publicly traded companies that engage in intellectual property monetization activities. Such competitors and potential competitors include companies seeking to acquire the same intellectual property assets and intellectual property rights that we may seek to acquire. Entities such as Acacia Research Corporation, Document Security Systems, Inc., Intellectual Ventures, Wi-LAN, Conversant IP, VirnetX Holding Corporation, Marathon Patent Group, Inc., Network-1 Security Solutions, Round Rock Research LLC, IPvalue Management Inc., Vringo Inc., Pendrell Corporation , Finjan Holdings, Inc., Inventergy Global, Inc., Netlist Inc., Parkervision Inc., Spherix Incorporated, United Wireless, Walker Innovation, Inc. and others derive all or a substantial portion of their revenue from patent monetization activities, and we expect more entities to enter the market. Most of our competitors have longer operating histories and significantly greater financial resources and personnel than we have.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for intellectual property and technology acquisitions and licensing opportunities. Many of these competitors have more financial and human resources than our company. In seeking to obtain intellectual property assets or intellectual property rights, we seek to both demonstrate our understanding of the intellectual property that we are seeking to acquire or license and our ability to monetize their intellectual property rights. Our weak cash position may impair our ability to negotiate successfully with the intellectual property owners.

Other companies may develop competing technologies that offer better or less expensive alternatives to intellectual property rights that we may acquire and/or out-license. Many potential competitors may have significantly greater resources than we do. The development of technological advances or entirely different approaches could render certain of the technologies owned or controlled by our operating subsidiaries obsolete and/or uneconomical.

Intellectual Property Rights

We have eight intellectual property portfolios: mobile data, financial data, rich media, Von Kohorn, Turtle Pak, anchor structure, power management/bus control, and diode on chip. The following table sets forth information concerning our patents and other intellectual property. Each patent or other intellectual property right listed in the table below that has been granted is publicly accessible on the Internet website of the U.S. Patent and Trademark Office at www.uspto.gov. In the table below, the anchor structure portfolio is referred to as Mariner, the power management/bus control portfolio is referred to as Semcon and the diode on chip portfolio is referred to as IC.

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
Financial Data	US Patent	RE38,137	Programmable Multiple Company Credit Card System	01/11/2001	06/10/2003	09/28/2015
Mobile Data	US Patent	7,194,468	Apparatus and Method for Supplying Information	02/09/2001	03/20/2007	02/09/2021
Mobile Data	US Application	12/617,373(1)	Apparatus and Method for Supplying Information	11/12/2009	05/20/2010	N/A
Mobile Data	US Application	13/832,012	Apparatus and Method for Supplying Information	03/15/2013	09/05/2013	N/A
Von Kohorn	US Patent	5,227,874	Method for measuring the effectiveness of stimuli on decisions of shoppers	10/15/1991	07/13/1993	07/13/2010
Von Kohorn	US Patent	5,283,734	System and method of communication with authenticated wagering participation	09/19/1991	02/01/1994	09/19/2011
Von Kohorn	US Patent	5,368,129	Retail facility with couponing	07/23/1992	11/29/1994	07/23/2012
Von Kohorn	US Patent	5,508,731	Generation of enlarged participatory broadcast audience	02/25/1993	04/16/1996	04/16/2013
Von Kohorn	US Patent	5,697,844	System and method for generating and redeeming tokens	10/25/1990	07/07/1992	07/17/2009
Turtle Pak	US Patent	RE36,412	Article Packaging Kit, System, and Method	06/18/1996	11/30/1999	06/24/2013
Turtle Pak	US Patent	6,490,844	Film Wrap Packaging Apparatus and Method	06/21/2001	12/10/2002	07/10/2021
Turtle Pak	US Trademark	74709827	Turtle Pak - design plus words, letters, and/or numbers	08/01/1995	06/04/1996	N/A
Mariner	US Patent	5,650,666	Method and apparatus for preventing cracks in semiconductor die	11/22/1995	7/22/1997	11/22/2015

Mariner	US Patent	5,846,874	Method and apparatus for preventing cracks in semiconductor die	2/28/1997	12/8/1998	11/22/2015
Semcon	US Patent	7,100,061	Adaptive power control	1/18/2000	8/29/2006	1/18/2020

Semcon	US Patent	7,596,708	Adaptive power control	4/25/2006	9/29/2009	1/18/2020

Semcon	US Patent	8,566,627	Adaptive power control	7/14/2009	10/22/2013	1/18/2020

Semcon	US Patent	8,806,247	Adaptive power control	12/21/2012	8/12/2014	1/18/2020

Semcon	PCT Application	PCT/US2001/001684	Adaptive power control	1/16/2001	7/26/2001	N/A

Semcon	Reexam Certificate	7,100,061C1	Adaptive power control	6/13/2007	8/4/2009	N/A

Semcon	US Patent	5,978,876	System and method for controlling communications between subsystems	4/14/1997	11/2/1999	4/14/2017
IC	US Patent	7,118,273	System for on-chip temperature measurement in integrated circuits	4/10/2003	10/10/2006	4/10/2023

IC	US Patent	7,108,420	System for on-chip temperature measurement in integrated circuits	10/7/2004	9/19/2006	4/10/2023

IC	US Application	13/243,976(2)	System for on-chip temperature measurement in integrated circuits	9/23/2011	1/19/2012	N/A
IC	US Application	11/524,526	System for on-chip temperature measurement in integrated circuits	9/19/2006	N/A	N/A
IC	US Application	10/824,702	System for on-chip temperature measurement in integrated circuits	4/14/2004	N/A	N/A
Rich Media	Patent Proceeds Interest	7,000,180	Methods, Systems, And Processes For The Design And Creation Of Rich Media Applications Via The Internet	02/09/2001	02/14/2006	10/16/2023
Rich Media	US Application Proceeds Interest	13/314977	Methods, Systems, And Processes For The Design And Creation Of Rich Media Applications Via The Internet	12/08/2011	04/12/2012	N/A

(1)	On November 21, 2014, the United States Patent and Trademark Office issued a Notice of Allowance on this application.
(2)	On August 20, 2015, the United States Patent and Trademark Office issued a Notice of Allowance on this application.

Agreements with United Wireless

Summary

On October 22, 2015, we entered into a series of agreements with United Wireless:

Pursuant to a securities purchase agreement between us and five of our subsidiaries (Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., and IC Kinetics Inc.), we issued to United Wireless our 10% promissory note in the principal amount of $1,250,000 due September 30, 2020, for which we received $1,250,000. The terms of the notes are described under “Promissory Notes.”

Pursuant to the securities purchase agreement, we sold to United Wireless 50,000,000 shares of common stock for $250,000, or $0.005 per share.

Pursuant to the securities purchase agreement, we granted United Wireless an option to purchase a total of 50,000,000 shares, with exercise prices of $0.01 per share as to 16,666,667 shares, which may be exercised from September 30, 2016 through September 30, 2020, $0.03 per share as to 16,666,667 shares, which may be exercised from September 30, 2017 through September 30, 2020, and $0.05 per share as to 16,666,666 shares, which may be exercised from September 30, 2018 through September 30, 2020.

We used $1,000,000 of the proceeds we received from United Wireless as the first payment of a $3,000,000 purchase price for the patents we acquired from Intellectual Ventures contemporaneously with our closing with United Wireless.

United Wireless agreed to make loans to us for payment of the second and third $1,000,000 payments due to Intellectual Ventures on September 30, 2016 and 2017, regardless of whether we are in compliance with our obligations under the securities purchase agreement or our other agreements with United Wireless. United Wireless has the right to make such payments directly to Intellectual Ventures, and United Wireless made the initial $1,000,000 payment directly to Intellectual Ventures.

United Wireless agreed to make working capital loans to us, subject to our meeting standard closing conditions, in the aggregate amount of $1,000,000 in eight quarterly loans of $125,000, commencing September 30, 2016.

In the event that certain events of default, which are called Conversion Eligible Events of Default, shall have occurred and are continuing on the date a $1,000,000 payment is due to Intellectual Ventures, United Wireless shall have the obligation to make the payment, and immediately upon the United Wireless’ payment to Intellectual Ventures, we shall be deemed to have assigned, transferred and conveyed to United Wireless and/or its nominee full, absolute and unconditional title to and ownership of the stock of three subsidiaries that hold the patents acquired from Intellectual Ventures, and our obligations on the notes, to the extent that the notes relate to the payment of the purchase price of the patents from Intellectual Venture, terminate, and United Wireless will have no further obligation to make working capital loans to us.

We entered into a monetization proceeds agreement pursuant to which United Wireless received the right to receive 15% of the net monetization proceeds received from (a) the patents acquired by us from Intellectual Ventures and (b) the patents in our mobile data and financial data intellectual property portfolios.

Our obligations under our agreements with United Wireless, including our obligations under the notes and the monetization proceeds agreement, are secured by a pledge of the stock of the three subsidiaries that hold the patents acquired from Intellectual Ventures and by the proceeds from the intellectual property represented by (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios.

Five of our subsidiaries, Quest Licensing, Wynn, Mariner, Semcon, and IC, guaranteed our obligations to United Wireless.

We granted United Wireless certain registration rights with respect to (i) the 50,000,000 shares of common stock purchased by United Wireless at the closing, (ii) the 50,000,000 shares of common stock issuable upon exercise of the purchase options, and (iii) in the event that the notes become convertible, to the extent that the note holders request, the shares of common stock issuable upon conversion of the notes.

We agreed that, within 135 days from the closing date (i.e., by March 2, 2016), we would increase our authorized common stock from 390,000,000 shares to 1,250,000,000 shares, and, in the event that, in the future, the number of authorized shares of common stock is not sufficient to enable the full conversion of the notes, we will have 135 days to increase the common stock (or effect a reverse split or a combination of an increase in the authorized common stock and a reverse split) so that there will be sufficient shares of common stock available for full conversion of the notes. United Wireless agreed to vote its shares or give its consent in connection with any such increase in authorized common stock.

We agreed with United Wireless that, as long as United Wireless’ stockholdings exceed 10%, United Wireless has the right to designate one member of the board of directors and at such time and for as long as United Wireless’ stockholdings exceed 24.9%, United Wireless may nominate a second director to the board. Unless a Conversion Eligible Event of Default shall have occurred, United Wireless agreed not to seek to elect a majority of the board for a period of at least three years from the closing date. We agreed that the size of the board would not exceed five.

Commencing six months from the closing date, if the shares owned by United Wireless cannot be sold pursuant to a registration statement and cannot be sold pursuant to Rule 144 without our being in compliance with the current public information requirements of Rule 144, if we are not in compliance with the current public information requirements, we are required to pay damages to United Wireless.

The securities purchase agreement, the note issued at the closing, the monetization proceeds agreement, the patent proceeds security agreement, the pledge and security agreement and the registration rights agreement are exhibits to the registration statement of which this prospectus is a part. The description of these agreements are summaries only and are qualified in their entireties by the agreements filed as exhibits.

Required Increase in Authorized Common Stock

As described above, our agreements with United Wireless require us to increase our authorized common stock to 1,250,000,000 shares within 135 days from the October 22, 2015 closing. Our failure to increase our authorized common stock could materially impair our ability to continue in business.

Our failure to increase our authorized common stock could materially and adversely impair about ability to conduct our business and continue in operation for the following reasons:

●	We would transfer to United Wireless the stock of our three subsidiaries which hold the patent rights that we acquired from Intellectual Ventures. Thus, we would no longer have any interest in the patents that we acquired from Intellectual Ventures.

●	We would be in default under the notes, which would give United Wireless the right to force us to redeem the notes then outstanding at 110% of the principal amount. At present, we do not have the funds to make such payments.

●	The then outstanding notes would become convertible at 90% of the market price at the date of conversion. However, we do not have sufficient shares of common stock to enable us to deliver shares of common stock issuable upon such conversion, which is a breach of contract for which United Wireless could seek to collect damages.

Thus, as a result of the default provisions in the note, if we fail to increase our authorized common stock to 1,250,000,000 shares, we may be unable to continue in business and it may be necessary for us to seek protection under the Bankruptcy Act.

Promissory Notes

The promissory notes bear interest at 10% per annum and mature on September 30, 2020. Interest accrues through September 30, 2018, with accrued interest being added to principal on each of September 30, 2016, 2017 and 2018. Subsequent to September 30, 2018, we are to pay interest quarterly, with the first interest payment being due on December 31, 2018. We have the right to prepay the notes in whole at any time and in part from time to time. Although the notes have no conversion rights, if a Conversion Eligible Event of Default occurs, the notes becomes convertible at a conversion price equal to 90% of the closing sale price of our common stock on the principal market on which the common stock is trading on the trading day immediately preceding the date the holder gives notice of conversion. We do not presently have sufficient common stock available for issuance in the event the notes become convertible. Although we have agreed to increase our authorized common stock to 1,250,000,000 shares not later than 135 days after the October 22, 2015 closing date, and our board of directors have approved a restatement of our certificate of incorporation that increases our authorized common stock to 1,250,000,000, and we have scheduled a meeting of stockholders to approve the restated certificate of incorporation, we cannot give any assurance that even if the authorized common stock is increased to 1,250,000,000 shares, such number of shares would be sufficient to permit conversion of the notes in full if a Conversion Eligible Event of Default should occur. We are required to have reserved from its authorized and unissued common stock 130% of the number of shares of common stock as shall be necessary for issuance upon conversion of the notes.

Conversion Eligible Events of Default include the breach of selected representations and warranties and covenants contained in the securities purchase agreement and the note. Although the observance of these covenants is within our control, one of the provisions which would trigger a Conversion Eligible Event of Default is our failure to increase our authorized common stock within 135 days of the closing date.

The occurrence of a Conversion Eligible Event of Default would not only make the notes convertible but, if it exists on the date a $1,000,000 payment is due to Intellectual Ventures, it would permit United Wireless to take title to the stock of the three subsidiaries which own the patents acquired from Intellectual Ventures.

The holders of the notes also have the right to demand redemption of the notes at 110% of the principal amount of the note in the event of a change of control.

Monetization Proceeds Agreement

Pursuant to the monetization proceeds agreement, United Wireless has a right to receive 15% of the net monetization proceeds from (i) the patents acquired by us from Intellectual Ventures and (ii) the patents in our mobile data and financial data intellectual property portfolios. The agreement has no termination provisions, so United Wireless will be entitled to its percentage interest as long as revenue can be generated from the intellectual property covered by the agreement.

Net monetization proceeds represent the amount by which any consideration received from the patents, including royalty payments and amounts received as a result of litigation relating to the patents exceeds monetization expenses, including legal fees, and certain other expenses, but not operating expenses not relating to the monetization activities, including patent litigation. The percentage payable with respect to monetization proceeds from the mobile data and financial data intellectual property (but not the patents acquired from Intellectual Ventures) is reduced in the event that United breaches its agreement to make working capital loans pursuant to the securities purchase agreement.

Grant of Security Interest

Payment of the notes and our obligations under the monetization proceeds agreement as well as the other obligations under the agreements with United Wireless is secured by a security interest in all proceeds (from litigation or otherwise) from the (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios, and a pledge of the stock of the three subsidiaries which hold the patents acquired from Intellectual Ventures. The security interest in the proceeds from the patents acquired from Intellectual Ventures is junior to the security interest held by Intellectual Ventures in the patents and proceeds thereof which were acquired by us from Intellectual Ventures as security for the payment of the $2,000,000 balance of the purchase price of the patents. The security interest in proceeds from the patents relating to the Company’s mobile data portfolio is junior to the security interest held by Longford Capital Fund I, LP, which is providing litigation funding relating to this portfolio.

Registration Rights Agreement

Pursuant to a registration rights agreement, we agreed to file a registration statement with the SEC covering the 50,000,000 shares of common stock issued to United at the closing and the 50,000,000 shares of common stock issuable upon exercise of the purchase option. We are required to file the registration statement within 60 days of the October 22, 2015 closing, which is December 21, 2015, and have the registration statement declared effective by the SEC within 120 days of the closing if the registration statement is not subject to a full review by the SEC and 180 days if the registration statement is subject to a full review. We are is also required to file a registration statement covering the shares issuable upon conversion of the notes upon request by the note holders. The notes do not become convertible until and unless there is a Conversion Eligible Event of Default. The registration rights agreements provides for us to pay damages in the event that we do not meet the required deadlines. The registration statement of which this prospectus is a part was filed pursuant to the registration rights agreement.

Research and Development

Research and development expense are incurred by us in connection with the evaluation of patents. We did not incur research and development expenses during 2013 or 2014 or the nine months ended September 30, 2015.

Employees

As of November 30, 2015, we have no employees other than our two officers, only one of whom, Mr. Jon Scahill, our chief executive officer and president, is full time. Our employees are not represented by a labor union, and we consider our employee relations to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Our principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly owned subsidiaries. We currently own, control or manage eight intellectual property portfolios, including three patent portfolios which we acquired in October 2015 from Intellectual Ventures Assets 16 LLC, which principally consist of patent rights. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for either us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate patent infringement lawsuits and engage in patent infringement litigation. To date, we have not generated any significant revenues from our intellectual property rights.

We seek to generate revenue from three sources:

Patent licensing fees relating to our intellectual property portfolio, which includes fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights.

Management fees, which we receive for managing structured licensing programs, including litigation, related to our intellectual property rights.

Licensed packaging sales, which relate to the sale of licensed products.

Because of the nature of our business transactions to date, we recognize revenues from licensing upon execution of a license agreement following settlement of litigation and not over the life of the patent. Thus, we would recognize revenue when we receive the license fee or settlement payment. Although we intend to seek to develop portfolios of intellectual property rights that provide us for a continuing stream of revenue, to date we have not been successful in doing so, and we cannot give you any assurance that we will be able to generate any significant revenue from licenses that provide a continuing stream of revenue. Thus, to the extent that we continue to generate cash from single payment licenses, our revenues can, and are likely to, vary significantly from quarter to quarter and year to year. Our gross profit from license fees reflects any royalties which we pay in connection with our license.

Fees generated in connection with the management of litigation are paid to us by the third-party funding source in support of the litigation seeking to enforce our intellectual property rights. Our agreement with the funding source provides that the funding source pays the litigation costs and provides that the funding source receives a percentage of the recovery, thus reducing our recovery in connection with any settlement of the litigation. As a result, in connection with litigation funded by the third party, we would, if the litigation is successful, receive fees both for managing the litigation and from a license of the intellectual property, which will be net of that portion of the recovery payable to the funding source. However, in negotiating with funding sources for future monetization programs, we may not receive any fees for managing litigation. In such cases, the funding source would only make payments to the law firm representing us, and the terms of our engagement of counsel would have to be satisfactory to the funding source. Our gross profit from management fees reflects payments to third party support services providers which we pay in connection with management of the licensing program.

To a lesser extent, we generate revenue from sale of packaging materials based on our TurtlePakTM technology. Our gross profit from sales reflects the cost of contract manufacturing and labor. We did not generate any revenue from the TurtlePakTM Portfolio other than from the sale of products using our technology.

On October 22, 2015, we acquired three patent portfolios from Intellectual Ventures, which we assigned to three newly-formed subsidiaries.

We made the initial payment due to Intellectual Ventures with the proceeds of the sale of securities to United Wireless. Pursuant to our agreements with United Wireless:

We sold to United Wireless 50,000,000 shares of common stock for $250,000.

We borrowed $1,250,000 from United Wireless, for which we issued our 10% promissory notes due September 30, 2020. Of this amount, $1,000,000 was paid directly to Intellectual Ventures as the initial installment of the purchase price of the patents we purchased from Intellectual Ventures, and $250,000 was for working capital, including costs of the financing.

We granted United Wireless an option to purchase a total of 50,000,000 shares of common stock.

We entered into a monetization proceeds agreement pursuant to which we gave United Wireless a 15% interest in the net monetization proceeds, as defined in the agreement, generated from both the patents acquired from Intellectual Ventures and our financial data and mobile data portfolios, which continues as long as we receive revenue, whether from litigation or otherwise, from these patents.

We granted United Wireless a security interest in the proceeds of the patents acquired from Intellectual Ventures and our financial data and mobile data portfolios and a pledge of the stock of the three subsidiaries that own the patents we acquired from Intellectual Ventures.

In the event that certain events of default, which are called Conversion Eligible Events of Default, have occurred and are continuing on the date a $1,000,000 payment is due to Intellectual Ventures, United Wireless shall have the obligation to make the payment to Intellectual Ventures, and immediately upon the United Wireless’ payment to Intellectual Ventures, we shall be deemed to have assigned to United Wireless or its designee ownership of the stock of the three subsidiaries that hold the patents we acquired from Intellectual Ventures, and our obligations on the notes, to the extent that the notes relate to the payment of the purchase price of the patents from Intellectual Ventures, terminate. Also, if a Conversion Eligible Event of Default occurs, the outstanding notes become convertible at a conversion price equal to 90% of the closing sale price of our common stock on the principal market on which the common stock is trading on the trading day immediately preceding the date the holder gives notice of conversion. We do not presently have sufficient shares of common stock for issuance upon conversion of the notes.

We agreed to increase our authorized common stock to 1,250,000,000 shares within 135 days of the October 22, 2015 closing date and to increase the authorized common stock (either by an increase in authorized common stock, reverse split of a combination of an increase in authorized common stock and a reverse split) so that we continue to have sufficient shares of common stock for full conversion of the notes. The failure to do so is a Conversion Eligible Event of Default.

We granted United Wireless certain registration rights with respect to the shares issued at the closing, the shares issuable upon exercise of the purchase option and, if requested by the note holders, the common stock issuable upon conversion of the note if the notes become convertible.

As long as United Wireless’ stockholdings exceed 10%, United Wireless has the right to designate one member of the board of directors and at such time and for as long as United Wireless’ stockholdings exceed 24.9%, United Wireless may nominate a second director to the board. Unless a Conversion Eligible Event of Default shall have occurred, United Wireless agreed not to seek to elect a majority of the board for a period of at least three years from the closing date. We agreed that the size of the board would not exceed five.

Although United Wireless provided the funding for the acquisition of the patents from Intellectual Ventures, United did not provide any funds to enable us to monetize these patents, either through litigation or otherwise. In order for us to generate any value from these patents, it will be necessary for us to engage counsel on a fully-contingent fee basis or obtain funding from a third party financing source that would provide us the necessary funds to monetize the patents, primarily through litigation. Since patent litigation is uncertain, very expensive and typically takes many years before a settlement is reached (assuming a settlement can be negotiated) or a final judgment is obtained, the prospective counsel or financing source will have to evaluate the patent portfolios and the potential recovery to determine whether the to agree to represent us or make the investment, as the case may be. Unless we are able to successfully negotiate a retention agreement with counsel and/or a funding agreement with a financing source, it is not likely that we will generate any revenue from the patents we acquired from Intellectual Ventures. Further, we cannot assure you as to the success of any litigation relating to the patents.

Because of the possibility that our failure to increase our authorized common stock as required by our agreements with United Wireless would result in the transfer to United of the stock of the subsidiaries that hold the patents acquired from Intellectual Ventures, it is possible that prospective counsel or a potential funding source may not even begin to evaluate the Intellectual Ventures patents until it is satisfied that we have increased or will be able to increase our authorized common stock as required.

Because of the terms of our agreements with United Wireless, including the possibility that the notes may become convertible at a discount from market, it is very difficult for us to raise any funds in the equity or debt market. Our only potential source funds would be from funding sources who would finance litigation for one or more of our patent portfolios. Such funding sources would typically pay our litigation counsel and would only receive any funds if we are successful in the litigation, in which event the funding source would receive its compensation for providing the funding based on the a percentage of the recovery, as defined in the particular agreement.

At present, we are pursuing litigation with respect to our mobile data portfolio. We cannot estimate when or whether we will receive any revenue from this litigation.

If we are unable to monetize our patents, we cannot assure you that we will be able to pay the notes to United Wireless, which could result in our inability to continue in business and could result in our bankruptcy.

Results of Operations

Nine months ended September 30, 2015 and 2014

The following table shows the components of revenue and gross profit from our three categories of revenue for the nine months ended September 30, 2015 and 2014:

	Nine months ended September 30,
	2015		2014
Revenues:
Licensed sales	$28,552	9.0%	$18,924	3.2%
Patent services fees	110,000	34.8%	265,000	44.8%
Management fees	177,304	56.1%	307,199	52.0%
Total	315,856	100.0%	591,123	100.0%

Gross profit:
Licensed sales	17,487	8.8%	10,622	2.6%
Patent service fees	52,372	26.4%	121,268	30.1%
Management fees	128,230	64.7%	271,114	67.3%
Total	198,089	100.0%	403,004	100.0%

The following table shows the gross margin for the three components of revenue.

	Nine months ended September 30,
	2015	2014
Gross margin
Licensed sales	61.2%	56.1%
Patent service fees	47.6%	45.8%
Management fees	72.3%	88.3%
Total	62.7%	68.2%

Revenues for the nine months ended September 30, 2015 were approximately $316,000, a decrease of approximately $275,000, or 47%, from the comparable period of 2014, which was approximately $591,000. Gross profit for the nine months ended September 30, 2015 was approximately $198,000, a decrease of approximately $205,000, or 51%, compared to the nine months ended September 30, 2014. The decrease in both revenue and gross profit for the nine months ended September 30, 2015 was primarily due to (i) a decrease in patent service fees of approximately $155,000 from the comparative periods of 2014 and (ii) a decrease in the three and nine months ended September 30, 2015 in management service fees of approximately $ $130,000 from the comparative periods of 2014. Management fees included a lump sum up front payment of $200,000 in the first half of 2014. Since we do not have any long term license agreements, we have no continuing source of revenue, and our revenue generally reflects the net proceeds from royalty payments, which have generally resulted from litigation.

Our gross margin decreased to 62.7% for the nine months ended September 30, 2015 as compared with 68.2% for the comparable period of 2014. The decline in gross margin reflects our receipt of lump sum payments related to management fees we received during the first six months of 2014 which had a much lower related cost of revenue. Our gross profit, particularly in parent service fees and management fees, which account for our principal sources of revenues, is not sufficient to cover our operating expenses. Unless we are able to generate significant revenues from our intellectual property portfolios, we will not be able to generate sufficient gross profit to cover our operating expenses, principally executive compensation.

Operating expenses for the nine months ended September 30, 2015 decreased by approximately $222,000, or 36%, compared to the nine months ended September 30, 2014. Our principal operating expense for the nine months ended September 30, 2015 and 2014 was executive compensation, which was approximately $252,000 for the nine months ended September 30, 2015 and approximately $527,000 for the nine months ended September 30, 2014. Executive compensation for the nine months ended September 30, 2014 reflects compensation to three officers, two of whom resigned during the fourth quarter of 2014. During 2015, executive compensation reflects compensation to our chief executive officer. Executive compensation for the nine months ended September 30, 2015 includes stock-based compensation of $63,000 in the first quarter of 2015. We did not incur stock-based compensation expense in 2014.

Other income for the nine months ended September 30, 2015 included $32,182, reflecting the gain on the settlement of an account payable for less than the amount previously accrued. Other income also included interest expense of $12,225 for the nine months ended September 30, 2015, and $16,312 for the nine months ended September 30, 2014.

As a result of the foregoing, we sustained a net loss attributable to common shareholders of approximately $187,000, or $0.00 per share (basic and diluted), for the nine months ended September 30, 2015, compared to net loss of approximately $237,000, or $0.00 per share (basic and diluted), for the nine months ended September 30, 2014.

Years ended December 31, 2014 and 2013

	Year ended December 31,
	2014		2013
Revenues:
Licensed sales	$22,732	2.4%	$29,555	39.6%
Patent services fees	505,000	53.7%	45,000	60.4%
Management fees	412,915	43.9%	--	--
Total	940,647	100.0%	74,555	100.0%

Gross profit:
Licensed sales	12,659	2.2%	19,106	36.4%
Patent service fees	226,997	39.7%	33,383	63.6%
Management fees	331,948	58.1%	--	--
Total	571,604	100.0%	52,489	100.0%

The following table shows the gross margin for the three components of revenue.

	Year ended December 31,
	2014	2013
Gross margin
Licensed sales	55.7%	64.6%
Patent service fees	44.9%	74.2%
Management fees	80.4%	--
Total	60.8%	70.4%

Revenues for the year ended December 31, 2014 were approximately $940,000, as compared with approximately $75,000 in 2013. The increase reflects (i) management fees of approximately $413,000 reflecting payments we received from the third party in connection with the mobile data portfolio litigation, which commenced in 2014, and (ii) license fees of approximately $505,000 resulting from settlements of Von Kohorn portfolio litigation, as compared with approximately $45,000 in 2013. When we settle litigation, we have received one-time license fees. The license fee portion of our flow of revenue is dependent upon the timing of our entering into license agreements, including agreements resulting from the settlement of litigation, which can be sporadic, and we cannot predict from one year to the next what revenue, if any, we will recognize from license fees. Almost all of our license fee revenue to date has resulted from licenses granted in settlement of litigation. The management fees are based on the terms of the funding agreement and any license fees that we recognize as a result of the litigation are totally dependent upon the timing and success of the litigation and we cannot assure you that either our management fees will continue or that we will derive any revenue from license fees from the mobile data portfolio litigation. Because our agreement with the funding source for the mobile data portfolio litigation provides that the funding source pays the cost of litigation, our funding source will receive a percentage of any recovery. Our cost of revenue includes expenses which we incurred in connection with the mobile data portfolio litigation and any royalties we pay in connection with license fees.

Our gross profit was approximately $571,000 for 2014 and approximately $52,000 for 2013. Cost of revenues was approximate $369,000 for 2014 as compared with approximately $22,000 for 2013. Cost of revenues for 2014 includes approximately $278,000 of royalties payable in connection with the Von Kohorn licenses, approximately $81,000 for support services in connection with management of the Mobile Data Portfolio litigation, and approximately $10,000 relating to TurtlePakTM. Cost of revenues for 2013 includes approximately $12,000 of royalties payable in connection with the Von Kohorn licenses, and approximately $10,000 relating to TurtlePakTM.

Operating expenses for the 2014 decreased by approximately $190,000, or 21%, from approximately $902,000 in 2013 to approximately $712,000 in 2014. Our principal operating expense for 2014 and 2013 was executive compensation, which was approximately $589,500 for 2014 and approximately $771,000 for $2013. Executive compensation included $21,000 of stock-based compensation in 2013. We did not incur stock-based compensation in 2014. Compensation for 2014 includes compensation for Mr. Scahill for the entire year, in the amount of $252,000, and compensation for Mr. Goldstein and Mr. Reichlin through the date of their separation in October 2014, in the aggregate amount of $337,500. Executive compensation for 2013 includes compensation to Mr. Scahill, Mr. Goldstein and Mr. Reichlin for the entire year. All of executive compensation for 2014 and 2013 (except for stock-based compensation) was accrued and not paid. Pursuant to a restated employment agreement with Mr. Scahill, Mr. Scahill waived his compensation which had accrued prior to January 1, 2014. Pursuant to separation agreements with Mr. Goldstein and Mr. Reichlin, they waived all accrued compensation and other obligations which we had to them. On October 10, 2014, Mr. Goldstein and Mr. Reichlin entered into separation agreements with us pursuant to which they waived all compensation and other obligations from us through October 10, 2014. See “Management – Executive Compensation.” As a result, accrued compensation obligations of $337,500 for 2014 and $650,000 for 2013 were cancelled. Because Mr. Scahill, Mr. Goldstein and Mr. Reichlin are related parties, the cancelled obligations are treated as additional paid-in capital.

Other expense includes interest expense of approximately $20,000 in 2014 as compared with approximately $22,000 in 2013.

As a result of the foregoing, we had a net loss attributable to common stockholders of approximately $161,000, or $0.001 per share (basic and diluted) for 2014 compared to net loss of approximately $871,000, or $0.003 per share (basic and diluted), for 2013.

Liquidity and Capital Resources

At September 30, 2015, we had current assets of approximately $40,000, current liabilities of approximately $517,000, and a working capital deficiency of approximately $477,000. Other than our agreement with United Wireless, pursuant to which we can borrow up to $1,000,000 for working capital in eight quarterly installments of $125,000 commencing September 30, 2016, we have no other credit facilities. Other than salary under the chief executive officer’s employment agreement, we do not contemplate any other material obligations in the near future. Our liabilities consist of loans from third parties of approximately $163,000 and accrued interest due to loan holders of approximately $229,000.

Historically, our only source of financing was loans from officers and directors. We believe that our financial condition, our history of losses and negative cash flow from operations, and our low stock price make it difficult for us to raise funds in the debt or equity markets. We have entered into agreements with funding sources to enable us to commence legal actions in connection with our efforts to monetize our intellectual property rights. Pursuant to these agreements, the funding source will participate in any recovery.

Significant Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of our products, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of Consolidation

The condensed consolidated financial statements are prepared in accordance with US GAAP and present the financial statements of us and our wholly-owned subsidiary. In the preparation of our consolidated financial statements, intercompany transactions and balances are eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonable assured.

License Service Fees

In general, revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by us. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, relatively short period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for an additional minimum upfront payment. Pursuant to the terms of these agreements, we have no further obligation with respect to the grant of the non-exclusive retroactive and future licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on our part to maintain or upgrade the technology, or provide future support or services. Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the minimum upfront payment for term agreement renewals. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the minimum upfront fee for the term agreement renewals, and when all other revenue recognition criteria have been met.

Certain of our revenue arrangements provide for future royalties or additional required payments based on future licensee activities. Additional royalties are recognized in revenue upon resolution of the related contingency provided that all revenue recognition criteria, as described above, have been met. Amounts of additional royalties due under these license agreements, if any, cannot be reasonably estimated by management. Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

We assess the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

Management Fees

In general, revenue arrangements provide for the payment of contractually determined fees and expenses in consideration for the management of structured licensing programs concerning intellectual property owned or controlled by us. The fee arrangement may continue for a set portion or all of the duration of the structure licensing program. Generally, the agreements provide for payment of the management fee within 7 days of the due date on our invoice. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the invoiced amount, and when all other revenue recognition criteria have been met.

We assess the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

Licensed Packaging Sales

Our packaging operation customers are end users. Revenue, less reserves for returns, is recognized upon shipment to the customer.

Accounts Receivable

Accounts receivable, which generally relate to licensed sales of the TurtlePakTM packaging system and management fees, are recorded at the invoiced amount. Occasionally, installment payments will be incorporated into the terms of our licensing agreements and are recorded according to the payment schedule detailed in the licensing agreement.

Any allowance for doubtful accounts is our best estimate of the amount of probable losses to us from existing accounts receivable. No allowance for doubtful accounts was recorded for the years ended December 31, 2014 and 2013.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives whichever is shorter and are reviewed for impairment upon any triggering event that may give rise to the assets ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Fair Value of Financial Instruments

We adopted Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that require the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

In addition, FASB ASC 825-10-25 “Fair Value Option” was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

Stock-based Compensation

We account for share-based awards issued to employees in accordance with Accounting Standards Codification (ASC) 718, “Compensation-Stock Compensation”. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period , which is normally the vesting period. Share-based compensation to directors is treated in the same manner as share-based compensation to employees, regardless of whether the directors are also employees. We account for share-based compensation to persons other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. We estimate the fair value of share-based payments using the Black Scholes option-pricing model for common stock options and warrants and the closing price of our common stock for common share issuances.

Recent Accounting Pronouncements

Management does not anticipate that the recently issued but not yet effective accounting pronouncements will materially impact our financial condition.

Going Concern

We have an accumulated deficit of $14,284,068 and negative working capital of $477,414 as of September 30, 2015. Because of our continuing losses, our working capital deficiency, the uncertainty of future revenue, our low stock price and the absence of a trading market in our common stock, our ability to raise funds in equity market or from lenders is severely impaired. These conditions raise substantial doubt as to our ability to continue as a going concern. Although we may seek to raise funds and to obtain third party funding for litigation to enforce its intellectual property rights, the availability of such funds in uncertain, and our use of the funds from funding sources relating to the monetization of our intellectual property may not be available for working capital purposes. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers are:

Name	Age	Position(s)
Jon C. Scahill	39	Chief executive officer, president, acting chief financial officer, secretary and director
Timothy J. Scahill	48	Chief technology officer and director
Dr. William Ryall Carroll	40	Director

Each director serves until our next annual meeting of the stockholders or unless he resigns earlier. The board of directors elects officers, who serve at the discretion of the board of directors.

Jon C. Scahill has been president and chief executive officer since January 2014 and a director since 2007. He was appointed secretary in April 2014. He also served as president and chief operating officer from May 2007 to December 2013. From December 2006 to May 2007, Mr. Scahill was founder and managing director of the Urban-Rigney Group, LLC, a private consultancy specializing in new business/new venture development, operations optimization, and strategic analysis. Prior to launching his consultancy business, Mr. Scahill held numerous positions in sales and marketing, technical management, and product development in the consumer products/flexible packaging arena. Mr. Scahill holds a B.S. in chemical engineering from the University of Rochester, an MBA in finance, strategy and operations from Rochester's Simon Graduate School of Business and a JD from Pace Law School. Mr. Scahill is admitted to practice in New York and Florida, and he is a registered patent attorney admitted to practice before the United States Patent and Trademark Office.

Timothy J. Scahill has a director since October 2014 and our chief technology officer since 2007. Mr. Scahill is also currently a managing partner of Managed Services Team LLC, an IT services provider. Prior to Managed Services Team, he was president of Layer 8 Group, Inc. from August 2005 to December 2012, at which time Layer 8 merged with Structured Technologies Inc. to form Managed Services Team LLC. In his roles he has taken the responsibility for business strategy, acquisition, execution, as well as financial management. His entrepreneurial acumen and proven record of successful management with sole discretionary responsibility, demonstrate the scope of his capability and his value to delivering results. He serves on the boards of the Upstate New York Technology Council, is an investor in Greater Rochester Enterprise, Pariemus Rochester and also serves on the Corporate Advisory Board for Habitat for Humanity. He is a member of Greater Rochester Enterprise and CEO Roundtable Chair.

Dr. William Ryall Carroll has been a director since October 2014. Dr. Carroll has been associate professor and chairman of the marketing department, St. John’s University College of Business since July 2014. From September 2008 until June 2014, Dr. Carroll was an assistant professor in the marketing department of St. John’s University College of Business. Dr. Carroll is founder, chief executive officer and owner of Raiserve Inc., a web-based platform for monetizing non-profit programmatic work in the area of service formed in October 2014. Dr. Carroll’s research focuses on consumer behavior and behavioral decision theory. Dr. Carroll's work has been published in top academic journals including the Journal of Advertising, Marketing Letters, as well in books such as Psycholinguistic Phenomena in Marketing Communications. In addition to his research Dr. Carroll has taught Marketing at the executive, graduate and undergraduate level across in the United States, Europe and Asia. Prior to pursuing his academic career, Dr. Carroll held various marketing positions at NOP Worldwide Marketing Research Company and Ralston Purina Company. Dr. Carroll earned his BA in Economics from the University of Rochester, his MS in Marketing Research from the University of Texas in Arlington, and his PhD from City University of New York – Baruch College.

Timothy J. Scahill and Jon C. Scahill are first cousins.

Our directors are appointed for a one-year term to hold office until the next annual meeting of stockholders or until removed from office in accordance with our bylaws.

Our board of directors has approved, subject to stockholder approval, an amendment and restatement of our certificate of incorporation which, among other amendments, provides for a classified board. If the amended and restated certificate of incorporation is approved by our stockholders, our classified board of directors will have three classes of directors – Class I directors, Class II directors and Class III directors. The Class I director will initially have a term of one year, until the 2017 annual meeting; the Class II director will initially have a term of two years, until the 2018 annual meeting, and the Class III director will initially have a term of three years, until the 2019 annual meeting, in each case until his successor is elected and qualified. Thereafter, each director will be elected for a term of three years, and in each annual meeting, we will only vote for the election of that class of directors whose term expires at that annual meeting. See “Description of Capital Stock – Proposed Amended and Restated Certificate of Incorporation.”

If the amended and restated certificate of incorporation is approved by our stockholders and if our current directors are reelected, Jon C. Scahill will be a Class I director, Timothy J. Scahill will be a Class II director and Dr. William Ryall Carroll will be a Class III director.

Director Independence

We believe that Dr. Carroll is an “independent” director based on the definition of independence in the listing standards of the NYSE.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions, since we have been focusing our efforts on developing our business. We expect to adopt a code as we develop our business.

Committees of the Board of Directors

We do not have any committees of our board of directors.

Executive Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended December 31, 2014 and 2013, earned by or paid to our executive officers.

Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Options/ Warrant Awards (1)	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Burton Goldstein[1], Chairman and Secretary	2014 2013	150,000 200,000	-	-	-	-	-	-	150,000 200,000

Herbert Reichlin[1], CEO, CFO, Treasurer	2014 2013	187,500 250,000	-		-	-	-	-	187,500 250,000

Jon Scahill[2], COO and President	2014 2013	252,000 300,000	-	-	21,000	-	-	-	252,000 321,000

[1]	Pursuant to separation agreements dated October 14, 2014, Mr. Goldstein and Mr. Reichlin each waived all accrued salary. See “Management – Employment and Separation Agreements.”
[2]	Pursuant to an amended and restated employment agreement dated November 30, 2014, Mr. Scahill waived accrued compensation through December 31, 2013. See “Management – Employment and Separation Agreements.”

Employment and Separation Agreements

On March 1, 2008, we entered into an employment agreement with Jon C. Scahill, pursuant to which we employed Mr. Scahill as our president and chief operating officer for a period of ten years, subject to renewal, for an annual salary of $300,000. Pursuant to the agreement, we issued Mr. Scahill ten-year warrants to purchase 15,000,000 shares common stock at an exercise price of $0.004 per share, which vested upon execution of the employment agreement, and agreed to issue to Mr. Scahill on the third anniversary of the date of execution of his employment agreement, seven-year warrants to purchase 30,000,000 shares of common stock at an exercise price of $0.004 per share, which we issued in 2011 and which vested on issuance, and we agreed to issue to Mr. Scahill on the fifth anniversary of the execution of his employment agreement, five-year warrants to purchase 15,000,000 shares of common stock at an exercise price of $0.004 per share, which we issued in 2013, and which vested on issuance.

On October 30, 2014, we entered into a restated employment agreement with Mr. Jon Scahill, which was superseded by a restated employment agreement dated as of November 30, 2014. Pursuant to the restated employment agreement, which we agreed to employ Mr. Scahill as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee. Mr. Scahill is entitled to a bonus if we meet or exceed performance criteria established by the compensation committee. Mr. Scahill is also eligible to participate in any executive incentive plans which we may adopt. Pursuant to the agreement, we issued to Mr. Scahill warrants to purchase 60,000,000 shares, representing the warrants that had been previously covered in his prior employment agreement but which had never been issued, and we issued to Mr. Scahill a restricted stock grant for 30,000,000 shares which vested on January 15, 2015. Prior to the vesting of the shares, Mr. Scahill held the rights of a stockholder with respect to these shares, including the right to vote, subject to forfeiture in the event that the shares did not vest. In the event that we terminate Mr. Scahill’s employment other than for cause or as a result of his death or disability, we will pay him severance equal to his salary for the balance of the term and, if he received a bonus for the previous year, an amount equal to that bonus, as well as continuation of his insurance benefits. Mr. Scahill also waived accrued compensation of $1,167,705, representing his accrued salary for periods prior to January 1, 2014. The restated employment agreement also includes mutual general releases between Mr. Scahill and us.

On March 1, 2008, we entered into an employment agreement with Burton Goldstein, pursuant to which we employed Mr. Goldstein as our chairman and secretary for a period of seven years, at an annual salary of $200,000. Pursuant to the employment agreement, we issued Mr. Goldstein seven-year warrants to purchase an aggregate of 5,000,000 shares of common stock at an exercise price of $0.004 per share. The warrants vested upon the date of the execution of the employment agreement. On October 10, 2014, we entered into a separation agreement and mutual general release with Mr. Goldstein whereby Mr. Goldstein forgave all loans, accrued interest, accrued salary and accrued benefits and released us from any claim to any compensation and benefits, accrued or otherwise, under any agreement or purported agreement, including the employment agreement dated March 1, 2008. Mr. Goldstein’s employment terminated on June 20, 2014, and he resigned as a director on August 27, 2014. We agreed that Mr. Goldstein would retain the warrants granted under the employment agreement dated March 1, 2008 and that we would pay Mr. Goldstein 3.25% of our net revenues, provided that our net revenues exceed $1,500,000, up to the aggregate amount of $250,000 with payments in any year not to exceed $125,000. The total accrued compensation and other obligations waived by Mr. Goldstein was $1,343,543.

On March 1, 2008, we entered into an employment agreement with Herbert Reichlin, pursuant to which we employed Mr. Reichlin as our chief executive officer, chief financial officer and treasurer for a period of ten years for an annual salary of $250,000. Pursuant to the employment agreement, we issued Mr. Reichlin ten-year warrants to purchase 5,000,000 shares of common stock at $0.004 per share. The warrants vested upon the date of the execution of the employment agreement. In June 2014, Mr. Reichlin’s employment with us was terminated on June 20, 2014, and he resigned as a director on October 10, 2014. On October 10, 2014, we entered into a separation agreement and mutual general release with Mr. Reichlin whereby Mr. Reichlin forgave all loans, accrued interest, accrued salary, accrued benefits and released us from any claim to any compensation and benefits, accrued or otherwise, under any agreement or purported agreement, including the employment agreement dated March 1, 2008, at any time between Mr. Reichlin and us. Mr. Reichlin resigned as a director and agreed not seek re-election for a period of 36 months. We agreed that Mr. Reichlin would retain the warrants granted under the employment agreement dated March 1, 2008 and that we would pay Mr. Reichlin 3.25% of our net revenues, provided that our net revenues exceed $1,500,000, up to the aggregate amount of $700,000 with payments in any year not to exceed $300,000. The total accrued compensation and other obligations waived by Mr. Reichlin was $1,667,350.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as to the outstanding equity awards granted to and held by the officers named in the Summary Compensation Table as of December 31, 2014.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Burton Goldstein	5,000,000	(1)			0.004	March 1, 2015

Herbert Reichlin	5,000,000	(2)			0.004	March 1, 2018

Jon Scahill	15,000,000 30,000,000 15,000,000	(3) (4) (5)			0.004	March 1, 2018

(1)	On March 1, 2008, we issued to Mr. Goldstein seven-year warrants to purchase 5,000,000 shares of common stock at $0.004 per share pursuant to his employment agreement. The warrants vested upon issuance. The warrants expired unexercised on March 1, 2015.
(2)	On March 1, 2008, we issued to Mr. Reichlin ten-year warrants to purchase 5,000,000 shares of common stock at $0.004 per share. The warrants vested on issuance.
(3)	On March 1, 2008, we issued to Mr. Scahill ten-year warrants to purchase 15,000,000 shares of common stock at $0.004 per share. The warrants vested on issuance.
(4)	On March 1, 2011, we issued to Mr. Scahill seven-year warrants to purchase 30,000,000 shares of common stock at $0.004 per share. The warrants vested on issuance.
(5)	On March 1, 2013, we issued to Mr. Scahill five-year warrants to purchase 15,000,000 shares of common stock at $0.004 per share. The warrants vested on issuance.

The warrants described above with respect to Mr. Scahill had not been issued at the time of his restated employment agreement. Pursuant to that agreement, we issued Mr. Scahill a warrant to purchase 60,000,000 shares on October 30, 2014.

Directors’ Compensation

No director not named in the Summary Compensation Table received any compensation during 2014.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of November 30, 2015, by:

●	Each director;

●	Each current officer named in the summary compensation table;

●	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and

●	All directors and officers as a group

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of warrants granted by us) within 60 days of November 30, 2015.

Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Jon C. Scahill (2)	91,000,000	24.4%
United Wireless Holdings, Inc. 301 Congress Avenue; Suite 1274 Austin, TX 78701	50,000,000	16.0%
Tomas Arce 3463 State Street Suite 327 Santa Barbara, CA 93105	25,700,000	8.2%
Herbert Reichlin (3) 19 Fortune Lane Jericho, New York 11573	16,316,000	5.1%
Dr. William Ryall Carroll	484,633	*
Timothy J. Scahill	5,000	*
All officers and directors as a group (three individuals)	91,489,633	24.5%

* less than 1%.

(1)	The address of Mr. Jon C. Scahill, Dr. Carroll and Mr. Timothy J. Scahill is c/o Quest Patent Research Corporation, 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411.
(2)	The shares beneficially owned by Mr. Jon Scahill represent (a) 31,000,000 shares of common stock owned by him, and (b) 60,000,000 shares of common stock issuable upon exercise of a warrant at an exercise price of $0.004 per share through March 1, 2018.
(3)	The shares beneficially owned by Mr. Reichlin include 5,000,000 shares issuable upon the exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Managed Services Team LLC, an entity for which by Timothy Scahill, our chief technology officer and a director, is a managing partner, provides information technology services to us. We are obligated to pay for these services at usual and customary rates. In 2014, the cost of these services was approximately $1,750.

During 2003, we borrowed $79,490 from then officers and directors, who are now unrelated third parties. The loans were payable on demand and provided for interest at 10% per annum. During 2014, all loan holders ceased to be related parties as a result of employee separation agreements and director resignations. As a result, loans in the principal amount of approximately $54,490 were cancelled pursuant to a separation agreement and loans in the principal amount $25,000 was reclassified as loans payable to third parties upon resignation of the lender from the board. At December 31, 2014 and September 30, 2015, there are no loans payable to related parties.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 390,000,000 shares of common stock, par value $0.00003 per share, and 10,000,000 shares of preferred stock, par value $0.00003 per share. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of one-third of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights granted to the holders of a series of preferred stock could restrict payment of dividends on the common stock, dilute the voting power of the common stock, impair the liquidation rights of the holders of the common stock and delay or prevent a change in control without further action by stockholders. We have no present plans to issue any shares of preferred stock, and our agreements with United Wireless prohibit us from issuing preferred stock without its consent.

Proposed Amended and Restated Certificate of Incorporation

On November 25, 2015, our board of directors approved, subject to stockholder approval, an amended and restated certificate of incorporation, and the amended and restated certificate of incorporation is being submitted to our stockholders for their approval. The following are the principal changes to our certificate of incorporation.

Increase in Authorized Common Stock

Our authorized common stock would be increased form 390,000,000 shares to 1,250,000,000 shares. As of November 30, 2015, we had 313,038,334 shares of common stock outstanding, and we had 50,000,000 shares that are issuable upon exercise by United Wireless of its purchase option, and 70,000,000 shares issuable upon exercise of outstanding options and warrants, of which warrants to purchase 60,000,000 shares are held by Mr. Jon Scahill, our president and chief executive officer. The total number of outstanding shares plus the shares reserved for issuance upon exercise of outstanding options and warrants is 433,038,334, which is more than the 390,000,000 authorized shares of common stock. Since we do not presently have sufficient shares of common stock to enable us to issue all shares which have been authorized for issuance pursuant to existing agreement, Mr. Jon C. Scahill, our chief executive officer, has advised us that he will not seek to exercise his warrant to the extent that the number of shares issuable upon such exercise would exceed the amount by which the authorized common stock exceeds the total of the outstanding shares of common stock plus the shares of common stock issuable upon outstanding options and warrants, including the purchase option held by United Wireless, until our authorized common stock is increased to 1,250,000,000 shares. See “Business – Agreements with United Wireless.”

Classified Board of Directors

At present all directors are elected for a term of one year and until their successors are elected and qualified. The amended and restated certificate of incorporation provides for a classified board, with directors being elected for a term of three years. Our classified board of directors will have three classes of directors – Class I directors, Class II directors and Class III directors. The Class I director will initially have a term of one year, until the 2017 annual meeting, the Class II director will initially have a term of two years, until the 2018 annual meeting, and the Class III director will initially have a term of three years, until the 2019 annual meeting, in each case until his successor is elected and qualified. Thereafter, each director will have a term of three years, and in each annual meeting, we will only vote for the election of those directors whose term expires at that annual meeting.

Indemnification

The amended and restated certificate of incorporation provides that we shall indemnify our officers and directors and others whom we are permitted to indemnify to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law gives a corporation broad power to indemnify directors, officers and other persons. Our by-laws include a provision which provides that we will indemnify our officers and directors to the maximum extent permitted by law, and have authorization provisions which conform with the provisions of Section 145.

Other Provisions

The amended and restated certificate of incorporation expands upon the terms that can be included in a certificate of designation for a class or series of preferred stock that may be created by the board. The expanded language uses express language to include rights that were implied in our present certificate of incorporation. The note that we issued to United Wireless prohibits us from issuing preferred stock or other equity securities with a preference over the common stock as to dividend or on liquidation while the notes are outstanding without the prior written consent of the holders of the notes.

The present certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty subject to certain exceptions as provided in the Delaware General Corporation Law. The amended and restated certificate of incorporation provides that if the General Corporation Law is amended to authorize further elimination or limitation of the liability of directors, these additional provisions shall apply to our directors.

The amended and restated certificate of incorporation includes a provision where, in connection with a compromise or arrangement between us and any class of creditors or stockholders, if a majority in number and three-fourth in value of the creditors or stockholders or class of creditors or stockholders, as the case may be, approve a compromise or arrangement which is sanctioned by the court, it is binding on all of the creditors or class of creditors or stockholders or class of stockholders.

Delaware Law Provisions Relating to Business Combinations with Related Persons

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years, or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler-room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Since our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statements.

Transfer Agent

The transfer agent for the common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, telephone (212) 509-4000.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our consolidated financial statements included in this prospectus as of December 31, 2014 and 2013 and for the years then have been included in reliance on the reports of MaloneBailey LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We file periodic reports with the Securities and Exchange Commission, including annual reports which include our audited financial statements and quarterly reports although we are not currently required to make such filings pursuant to the Securities Exchange Act. We also plan to include our SEC filings on our website. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website which provides online access to reports, registration statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Quest Patent Research Corporation

Rye, New York

We have audited the accompanying consolidated balance sheets of Quest Patent Research Corporation and its subsidiaries (a Delaware Corporation) and its subsidiaries (collectively, the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quest Patent Research Corporation, Inc. and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred a series of net losses resulting in negative working capital as of December 31, 2014. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 18, 2015

F-2

Quest Patent Research Corporation and Subsidiaries Consolidated Balance Sheets

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$91,690	$159
Investment in unconsolidated subsidiary	-	10,516
Accounts receivable	22,500	4,218
Accounts receivable - affiliates	-	5,295
Other Current Assets	1,662	-
Total current assets	115,852	20,188

Total assets	$115,852	$20,188
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$90,869	$75,407
Accrued officers’ compensation	-	3,815,103
Loans payable – Officers/Directors	-	79,490
Loans payable – third party	163,000	138,000
Accrued interest	216,314	261,331
Total current liabilities	470,183	4,369,331

Total liabilities	470,183	4,369,331
Stockholders' Deficit
Preferred Stock – Par Value $.00003 – authorized 10,000,000 Shares – no shares issued and outstanding
Common stock, par value $.00003; authorized 390,000,000 shares; shares issued and outstanding 233,038,334, for the years ended 2014 and 2013, respectively	6,991	6,991
Additional paid-in capital	13,734,259	9,572,279
Accumulated deficit	(14,097,496)	(13,931,134)
Total Quest Patent Research Corporation deficit	(356,246)	(4,351,864)

Non-controlling interest in subsidiaries	1,915	2,721

Total stockholders’ deficit	(354,331)	(4,349,143)

Total liabilities and stockholders’ deficit	$115,852	$20,188

See accompanying notes to consolidated financial statements

F-3

Quest Patent Research Corporation and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2014	2013
Revenues
Licensed Sales	$22,732	$29,555
Patent licensing fees	505,000	45,000
Management fees	412,915	-
	940,647	74,555
Cost of goods sold:
Cost of sales	10,073	10,449
Royalties	278,003	11,617
Management support services	80,967	-
	369,043	22,066
Gross profit	571,604	52,489

Operating expenses
Selling, general and administrative expenses	712,540	901,838

Total operating expenses	712,540	901,838

Loss from operations	(140,936)	(849,349)

Other expense
Income tax	(1,008)	-
Interest expense	(20,387)	(21,750)
Total other expense	(21,395)	(21,750)

Net loss	(162,331)	(871,099)
Net income (loss) attributable to non-controlling interest in subsidiaries	806	(62)
Net Loss Attributable to Quest Patent Research Corporation	$(161,525)	$(871,161)

Earnings (loss) per share Basic and Diluted	$(0.001)	$(0.003)

Weighted average shares outstanding – Basic and Diluted	233,038,334	233,038,334

See accompanying notes to consolidated financial statements

F-4

Quest Patent Research Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders' Deficit

	Common Stock		Additional Paid-in		Non-controlling Interest in	Total Stockholders'
	Shares	Amount	Capital	Deficit	Subsidiaries	Deficit
Balances as of December 31, 2012	233,038,334	$6,991	$9,551,279	$(13,064,810)	$2,659	$(3,503,881)

Deconsolidation of subsidiary	-	-	-	4,837	-	4,837

Compensation expense relating to warrants/options	-	-	21,000	-	-	21,000

Net loss	-	-	-	(871,161)	62	(871,099)

Balances as of December 31, 2013	233,038,334	$6,991	$9,572,279	$(13,931,134)	$2,721	$(4,349,143)

Consolidation of subsidiary	-	-	(10,516)	(4,837)	-	(15,353)

Settlement of accrued salaries and expense to officers and directors	-	-	4,172,496	-	-	4,172,496

Net Loss	-	-	-	(161,525)	(806)	(162,331)

Balances as of December 31, 2014	233,038,334	$6,991	$13,734,259	$(14,097,496)	$1,915	$(354,331)

See accompanying notes to consolidated financial statements

F-5

Quest Patent Research Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(161,525)	$(871,161)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Consolidation of subsidiary	(4,837)	4,837
Earnings Attributable to Non-Controlling Interest	(806)	62
Share-based compensation	-	21,000

Changes in operating assets and liabilities
Accrued expense – related party	237,500	-
Accounts receivable	(18,282)	1,598
Accounts receivable - affiliates	5,295	(5,295)
Other current assets	(1,662)
Accounts payable and accrued expenses	35,848	97,157

Net cash from (used) in operating activities	91,531	(7,904)

Cash flows from investing activities:
Cash sent to fund unconsolidated subsidiary	-	(10,516)
Net cash used in investing activities	-	(10,516)

Net increase (decrease) in cash and cash equivalents	91,531	(18,420)

Cash and cash equivalents at beginning of year	159	18,579

Cash and cash equivalents at end of year	$91,690	$159

Non Cash Financing Activities
Accrued salary capital contribution	4,172,496	-
Reclassification of loan payable from Loans payable - Officer/Directors to Loans payable – third party	25,000
Reconsolidation of subsidiary	10,516
Cash paid for taxes	1,008

See accompanying notes to consolidated financial statements

F-6

Quest Patent Research Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – DESCRIPTION OF BUSINESS

The Company is a Delaware corporation, incorporated on July 17, 1987 and has been engaged in the intellectual property monetization business since 2008.

As used herein, the “Company” refers to Quest Patent Research Corporation and its wholly and majority-owned and controlled operating subsidiaries unless the context indicates otherwise. All intellectual property acquisition, development, licensing and enforcement activities are conducted by the Company’s wholly and majority-owned and controlled operating subsidiaries.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and financial statement presentation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly owned and majority owned subsidiaries as of December 31, 2014.

The consolidated financial statements include the accounts and operations of:

Quest Patent Research Corporation (“The Company”)

Quest Licensing Corporation (NY) (1)

Quest Licensing Corporation (DE) (wholly owned)

Quest Packaging Solutions Corporation (90% owned)

Quest Nettech Corporation (wholly owned)

(1)	Quest Licensing Corporation (NY), a New York corporation, was a wholly owned subsidiary of the Company through October 31, 2012 when 50% of its issued and outstanding shares were transferred to Allied Standard Limited. The Company reconsolidated Quest Licensing Corporation (NY) on April 1, 2014 when Allied Standard relinquished its entitlement to a 50% interest in Quest Licensing Corporation (NY), in exchange for the Company’s commitment to fund a structured licensing program for the Mobile Data Portfolio (see NOTE 1). Between October 31, 2012 and April 1, 2014, the Company did not include Quest Licensing Corporation (NY) in its consolidated financial statements since there were significant contingencies related to the control of Quest Licensing Corporation.

The operations of Wynn Technologies Inc. are not included in the Company’s consolidated financial statements as there are significant contingencies related to its control of Wynn Technologies Inc. The sole asset of Wynn Technologies Inc. is US Patent No. RE38,137E. Wynn Technologies Inc. cannot transfer, assign, sell, hypothecate or otherwise encumber US Patent No. RE38,173E without the express written consent of Sol Li, owner of 35% of Wynn Technologies Inc., unless, as of the date of such transfer, assignment, sale, hypothecation or other encumbrance, Mr. Li has received a total of at least $250,000.

The Company accounts for its 65% interest in Wynn Technologies, Inc. under the equity method whereby the investment accounts are increased for contributions by the Company plus its 60% share of income pursuant to the contractual agreement which provide that Sol Li retains 40% of the income, and reduced for distributions and its 60% share of loses incurred, respectively, with the restriction whereby the account balances cannot go below zero.

Significant intercompany transaction and balances have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

F-7

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less when purchased, to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount. Any allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses to the Company’s existing accounts receivable. No allowance for doubtful accounts was recorded for the year ended December 31, 2014.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives whichever is shorter and are reviewed for impairment upon any triggering event that may give rise to the assets ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Fair value of financial instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is used which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy based on the three levels of inputs that may be used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The carrying value reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and short-term borrowings approximate fair value due to the short-term nature of these items.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable and, (iv) the collectability of amounts is reasonable assured.

License Service Fees

Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the minimum upfront payment for term agreement renewals. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the minimum upfront fee for the term agreement renewals, and when all other revenue recognition criteria have been met.

F-8

Certain of the Company’s revenue arrangements provide for future royalties or additional required payments based on future licensee activities. Additional royalties are recognized in revenue upon resolution of the related contingency provided that all revenue recognition criteria, as described above, have been met. Amounts of additional royalties due under these license agreements, if any, cannot be reasonably estimated by management.

Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

The Company assesses the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

Management Fees

Generally, the agreements provide for payment of the management fee within 7 days of the due date on the invoice. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the invoiced amount, and when all other revenue recognition criteria have been met.

The Company assesses the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

Licensed Packaging Sales

The Company’s packaging operation customers are end users. Shipment terms are generally FOB shipping point. Revenues from packaging sales, less reserves for returns, are recognized upon shipment to the customer.

Research and development

Research and development costs are expensed as incurred.

Income Taxes

Deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been included in the consolidated financial statements or income tax returns. Deferred income tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse.

In evaluating the ultimate realization of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. Management establishes a valuation allowance if it is more likely than not that all or a portion of the deferred income tax assets will not be utilized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of the net operating loss carryforwards.

The Company also follows the guidance related to accounting for income tax uncertainties effective November 1, 2007. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of December 31, 2014 and in the interim periods.

Share-based compensation

The Company accounts for share-based awards issued to employees in accordance with Accounting Standards Codification (ASC) 718, “Compensation-Stock Compensation”. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period , which is normally the vesting period. Share-based compensation to directors is treated in the same manner as share-based compensation to employees, regardless of whether the directors are also employees. The Company accounts for share-based compensation to persons other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common share issuances.

F-9

Earnings (loss) per share

Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if our share-based awards and convertible securities were exercised or converted into common stock. The dilutive effect of our share-based awards is computed using the treasury stock method, which assumes all share-based awards are exercised and the hypothetical proceeds from exercise are used to purchase common stock at the average market price during the period. The incremental shares (difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted earnings per share calculation. Because the Company incurred losses in all period covered by the financial statements and would be anti-dilutive, the diluted earnings per shares is the same as the basic earnings per share.

Concentration of credit risk

The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any such losses in these accounts.

Segment reporting

The Company reports each material operating segment in accordance with ASC 280, “Segment Reporting”. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company operates in two operational segments; intellectual property licensing and licensed packaging sales. Certain corporate expenses are not allocated to segments.

Recently adopted accounting standards

Management does not anticipate that the recently issued but not yet effective accounting pronouncements will materially impact the Company’s financial condition.

Going Concern

During the period from 2008, when the Company changed its business to become an intellectual property management company, through 2014, the Company generated a cumulative loss of approximately $14,100,000. The Company’s total assets were approximately $116,000 at December 31, 2014. At December 31, 2014, the Company had a working capital deficiency of approximately $354,000, and it had negative working capital at December 31, 2014 and 2013. The Company requires funding for its operations. Because of the Company’s continuing losses, the working capital deficiency, the uncertainty of future revenue, the Company’s low stock price and the absence of a trading market in its common stock, the ability of the Company to raise funds in equity market or from lenders is severely impaired, and the Company may not be able to continue as a going concern. Although the Company may seek to raise funds and to obtain third party funding for litigation to enforce its intellectual property rights, the availability of such funds in uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – WARRANTS AND STOCK OPTIONS

Warrants

During March 2013, pursuant to the president’s employment agreement (see Note 7), the Company issued the president warrants to purchases 15,000,000 shares of common stock. The warrants vested immediately, have an exercise price of $0.004 and expire on March 1, 2018.

The Company valued the warrants at $21,000 using the Black-Scholes pricing model. Variables used in the valuation include (1) discount rate of 0.77%; (2) warrant life of 5 years; (3) expected volatility of 548% and (4) zero expected dividends.

F-10

During March 2010, the Company granted to its then chairman warrants to purchase 5,000,000 shares at a price of $0.004 per share, through March 1, 2015. The warrants expired unexercised.

As of December 31, 2014, there was no unamortized warrant expense.

A summary of the status of the Company's stock warrants and changes is set forth below:

	Number of Warrants (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2012	60,000,000	0.0038	4.8
Granted	15,000,000	0.004	5.0
Cancelled	-	-	-
Expired	-	-	-
Exercised	-	-	-
Balance - December 31, 2013	75,000,000	0.0038	3.9
Granted	-	-	-
Cancelled	-	-	-
Expired	-	-	-
Exercised	-	-	-
Balance - December 31, 2014	75,000,000	0.0038	2.9

Warrants exercisable at end of year	75,000,000	-	-
Weighted average fair value of warrants granted during period	-	-	-

Stock Options

As of December 31, 2014, there was no unamortized option expense.

A summary of the status of the Company's stock options and changes is set forth below:

	Number of Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2012	10,000,000	0.00175	1.5
Granted	-	-	-
Cancelled	-	-	-
Expired	5,000,000	0.0025	0.25
Exercised	-	-	-
Balance - December 31, 2013	5,000,000	0.001	1.75
Granted	-	-	-
Cancelled	-	-	-
Expired	-	-	-
Exercised	-	-	-
Balance - December 31, 2014	5,000,000	0.001	0.75

No warrants or options were exercised in 2014.

F-11

NOTE 4 – NON-CONTROLLING INTEREST

The following table reconciles equity attributable to the non-controlling interest related to Quest Packaging Solutions Corporation.

	December 31,
	2014	2013
Balance, beginning of year	$2,721	$2,659
Net income (loss) attributable to non-controlling interest	$(806)	$62
Balance, end of year	$1,915	$2,721

NOTE 5 – INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. As of December 31, 2014, the Company has generated approximately $3,641,710 of net operating loss (“NOL”) carry forwards which will expire in the years 2019 through 2034. Internal Revenue Code section 382 (“Section 382”) restricts the use of these net operating losses in future periods if the Company has a “substantial change in ownership” as defined by Section 382. The Company has had significant equity transactions in both the current and prior periods. Due to this equity activity and the restrictions resulting under Section 382, most of the Company’s NOLs may not be available to offset future taxable income. The Company has fully reserved the deferred tax asset resulting from the net operating loss carry forwards.

Deferred tax asset consisted primarily of the following:

	December 31,
	2014	2013
Net operating loss carry forward	$1,456,684	$3,027,200
Valuation allowance	$(1,456,684)	$(3,027,200)
Balance, end of year	$-	$-

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has at various times entered into transactions with related parties, including officers, directors and major shareholders, wherein these parties have provided services, advanced or loaned money, or both, to the Company needed to support its daily operations. The Company discloses all related party transactions.

During 2003, the Company received loans from then officers and directors, now unrelated third parties, in the amount of $79,490. The loans are payable on demand plus accrued interest at 10% per annum. During 2014, all loan holders ceased to be related parties as a result of employee separation agreements and director resignations. As a result, approximately $54,490 in principal on the loans was cancelled pursuant to a separation agreement and $25,000 in principal was reclassified as loans payable to third parties upon resignation of the loan holder from the board.

See Notes 7 with respect to employment and separation agreements with officers and directors and the cancellation of debt to officers and directors.

During 2014, the Company contracted with an entity owned by the chief technology officer for the provision of information technology services to the Company. In 2014, the cost of these services was approximately $1,750.

NOTE 7 – COMMITMENTS

On March 1, 2008, the Company entered into an employment agreement with its then chairman, pursuant to which the Company employed the chairman for a period of seven years, at an annual salary of $200,000. Pursuant to the employment agreement, the Company issued the chairman seven-year warrants to purchase an aggregate of 5,000,000 shares of common stock at an exercise price of $0.004 per share. The warrants vested upon the date of the execution of the employment agreement.

F-12

On October 10, 2014, the Company entered into a separation agreement and mutual general release with its former chairmen whereby the former chairman forgave all loans, accrued interest, accrued salary, accrued benefits and released us from any claim to any compensation and benefits, accrued or otherwise, under any agreement or purported agreement, including his employment agreement dated March 1, 2008. The Company agreed that the former chairman would retain the warrants granted under the employment agreement dated March 1, 2008 and that the Company would pay the former chairman 3.25% of our net revenues, provided net revenues of the Company exceed $1,500,000, up to the aggregate amount of $250,000 with payments in any year not to exceed $125,000. All amounts owed to the former chairman under this agreement will be recorded as expense in the period in which they are earned. The total accrued compensation and other obligations waived by the former chairman was approximately $1,342,606. The warrants granted under the employment agreement dated March 1, 2008 expired unexercised on March 1, 2015.

On March 1, 2008, the Company entered into an employment agreement with its then chief executive officer, who was also chief financial officer and treasurer, for a period of ten years for an annual salary of $250,000. The chief executive officer is eligible for an annual bonus of 10% of the Company’s consolidated income before taxes. Pursuant to the employment agreement, the Company issued him ten-year warrants to purchase 5,000,000 shares of common stock at $0.004 per share. The warrants vested upon the date of the execution of the employment agreement. The agreement provides that the Company will provide the chief executive officer with a full-size vehicle when it is financially able to do so, and a laptop computer and phone. The agreement also includes a severance provision whereby, if the Company terminates chief executive officer’s employment other than for cause, the Company is to pay the chairman severance compensation equal to three times his average annual compensation for the five years prior to termination and reimbursement of his COBRA expenses.

On October 10, 2014, the Company entered into a separation agreement and mutual general release with its former chief executive officer, who was chief financial officer and treasurer, whereby the former chief executive officer forgave all loans, accrued interest, accrued salary, accrued benefits and released the Company from any claim to any compensation and benefits, accrued or otherwise, under any agreement or purported agreement, including the employment agreement dated March 1, 2008, at any time between the former chief executive officer and the Company. The Company agreed that the former chief executive officer would retain the warrants granted under the employment agreement dated March 1, 2008 and that the Company would pay the former chief executive officer 3.25% of the Company’s net revenues, provided that its net revenues exceed $1,500,000, up to the aggregate amount of $700,000 with payments in any year not to exceed $300,000. All amounts owed to the former CEO under this agreement will be recorded as expense in the period in which they are earned. The total accrued compensation and other obligations waived by the former chief executive officer was approximately $1,662,185.

On March 1, 2008, the Company entered into an employment agreement with our current president and chief executive officer who, at the time of the agreement, was its president and chief operating officer, for a period of ten years, subject to renewal, for an annual salary of $300,000. He is eligible for an annual bonus of 15% of consolidated income before taxes, as well as a contingent bonus of 20% of net income before taxes on the occurrence of certain events related to the Company’s assets, as established in the agreement. Pursuant to the agreement, the Company issued the president ten-year warrants to purchase 15,000,000 shares of common stock at an exercise price of $0.004 per share, which vested upon execution of the employment agreement, and agreed to issue to the president on the third anniversary of the date of execution of his employment agreement, seven-year warrants to purchase 30,000,000 shares of common stock at an exercise price of $0.004 per share, which the Company issued in 2011 and which vested on issuance, and the Company agreed to issue to the president on the fifth anniversary of the execution of his employment agreement, five-year warrants to purchase 15,000,000 shares of common stock at an exercise price of $0.004 per share, which the Company issued in 2013 and which vested on issuance. The agreement provides that the Company will provide the president with a full-size vehicle when it is financially able to do so, and a laptop computer and phone. The agreement also includes a severance provision whereby, if the Company terminates the president’s employment other than for cause, the Company is to pay severance compensation equal to three times his average annual compensation for the three years prior to termination and reimbursement of his COBRA expenses.

On October 30, 2014, the Company entered into a restated employment agreement with its president and chief executive officer (who was formerly its president and chief operating officer), which was superseded by a restated employment agreement dated as of November 30, 2014. Pursuant to the restated employment agreement, the Company agreed to employ him as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee. The chief executive officer is entitled to a bonus if the Company meets or exceeds performance criteria established by the compensation committee. The chief executive officer is also eligible to participate in any executive incentive plans which the Company may adopt. The Company also agreed to issue to the chief executive officer warrants to purchase 60,000,000 shares, representing the warrants that had been previously covered in his prior employment agreement but which had never been issued, and the Company issued to the chief executive officer a restricted stock grant for 30,000,000 shares which vested on January 15, 2015. As the 60,000,000 warrants were previously expensed when vested and still outstanding according to the old terms, this new issuance was deemed to have been a modification and any incremental expense in value will be expensed on the date of modification. The chief executive officer held the rights of a stockholder with respect to these shares, including the right to vote, subject to forfeiture in the event that the shares did not vest. In the event that the Company terminates the chief executive officer’s employment other than for cause or as a result of his death or disability, the Company will pay him severance equal to his salary for the balance of the term and, if he received a bonus for the previous year, an amount equal to that bonus, as well as continuation of his insurance benefits. The chief executive officer also waived accrued compensation of $1,167,705, representing his accrued salary for periods prior to January 1, 2014. The restated agreement also includes mutual releases between the chief executive officer and the Company.

F-13

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$9,734	$91,690
Accounts receivable	29,281	22,500
Other current assets	846	1,662
Total current assets	39,861	115,852

Total Assets	$39,861	$115,852

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities
Current liabilities:
Accounts payable and accrued expenses	125,736	90,869
Loans payable – third party	163,000	163,000
Accrued interest – related party	228,539	216,314
Total current liabilities	517,275	470,183

Total Liabilities	517,275	470,183

Stockholders' Deficit:
Preferred stock - par value $.00003 - authorized 10,000,000 shares - no shares issued and outstanding	-	-
Common stock, par value $.00003; authorized 390,000,000 shares; shares issued and outstanding 263,038,334 and 233,038,334, at September 30, 2015 and December 31, 2014, respectively	7,891	6,991
Additional paid-in capital	13,796,359	13,734,259
Accumulated deficit	(14,284,068)	(14,097,496)
Total Quest Patent Research Corporation deficit	(479,818)	(356,246)

Non-controlling interest in subsidiary	2,404	1,915

Total stockholders' deficit	(477,414)	(354,331)

Total liabilities and stockholders' deficit	$39,861	$115,852

See accompanying notes to unaudited consolidated financial statements.

F-14

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014

Revenues
Licensed sales	$28,552	18,924
Patent service fees	110,000	265,000
Management fees	177,304	307,199
Total revenue	315,856	591,123

Cost of revenues
Cost of sales	11,065	8,302
Patent service fees	57,628	143,732
Management fees	49,074	36,085
Total cost of revenues	117,767	188,119

Gross profit	198,089	403,004

Operating expenses
Selling, general and administrative expenses	401,108	623,285

Total operating expenses	401,108	623,285

Loss from operations	(203,019)	(220,281)

Other expenses
Other income	32,182	-
Interest expense	(12,225)	(16,312)
Net loss before income tax	(183,062)	(236,593)
Income tax (expense) benefit	(3,021)	(1,008)
Net loss before allocation of income to controlling interest in subsidiaries	(186,083)	(237,601)

Net (income) loss attributable to non-controlling interest in subsidiaries	(489)	605
Net loss attributable to common stockholders	$(186,572)	$(236,996)

Loss per share (basic and diluted)	$(0.00)	$(0.00)

Weighted Average Shares Outstanding – (basic and diluted)	261,389,982	233,038,334

See accompanying notes to unaudited consolidated financial statements.

F-15

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(186,083)	$(237,601)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Reconsolidation of subsidiary	-	(4,836)
Gain on settlement of accounts payable	(32,182)	-
Share based compensation	63,000	-

Changes in operating assets and liabilities:
Accounts receivable	(6,781)	4,218
Accounts receivable – related party	-	5,295
Accrued expense – related party	-	237,500
Other current assets	816	-
Accounts payable and accrued expenses	79,274	42,292

Net cash (used in) provided by operating activities	(81,956)	46,868

Net increase (decrease) in cash and cash equivalents	(81,956)	46,868

Cash and cash equivalents at beginning of period	91,690	159

Cash and cash equivalents at end of period	$9,734	$47,027

NON-CASH TRANSACTIONS:
Reconsolidation of affiliate	$-	$10,516

See accompanying notes to unaudited consolidated financial statements.

F-16

QUEST PATENT RESEARCH CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2015

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Company is a Delaware corporation, incorporated on July 17, 1987 and has been engaged in the intellectual property monetization business since 2008. Its principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by the Company.

As used herein, the “Company” refers to Quest Patent Research Corporation and its wholly and majority-owned and controlled operating subsidiaries unless the context indicates otherwise. All intellectual property acquisition, development, licensing and enforcement activities are conducted by the Company’s wholly and majority-owned and controlled operating subsidiaries.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP” or “US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these interim financial statements do not include all of the information and notes required by GAAP for complete financial statements. All adjustments (consisting of normal recurring items) necessary to present fairly the Company's consolidated financial position have been included. These interim financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s annual report on Form 10-K for the year ended December 31, 2014. Certain prior-period amounts have been reclassified to conform to the current-period presentation. Operating results for the interim periods presented herein are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and financial statement presentation

The Company consolidates entities when it has the ability to control the operating and financial decisions and policies of the entity. The determination of the Company’s ability to control or exert significant influence over an entity involves the use of judgment. The Company applies the equity method of accounting where it can exert significant influence over, but does not control the policies and decisions of an entity. The Company uses the cost method of accounting where it is unable to exert significant influence over the entity.

The consolidated financial statements include the accounts and operations of:

Quest Patent Research Corporation

Quest Licensing Corporation, a New York corporation (1)

Quest Licensing Corporation, a Delaware corporation (wholly-owned)

Quest Packaging Solutions Corporation (90% owned)

Quest Nettech Corporation (wholly owned)

(1)	Quest Licensing Corporation, a New York corporation, was a wholly-owned subsidiary of the Company through October 31, 2012 when 50% of its issued and outstanding shares were transferred to Allied Standard Limited. The Company reconsolidated Quest Licensing Corporation on April 1, 2014 when Allied Standard relinquished its entitlement to a 50% interest in Quest Licensing Corporation, in exchange for the Company’s commitment to fund a structured licensing program for the Mobile Data Portfolio. Between October 31, 2012 and April 1, 2014, the Company did not include Quest Licensing Corporation in its consolidated financial statements since there were significant contingencies related to the control of Quest Licensing Corporation. At September 30, 2015, Quest Licensing Corporation, a New York corporation, was inactive.

The operations of Wynn Technologies Inc. are not included in the Company’s consolidated financial statements as there are significant contingencies related to its control of Wynn Technologies Inc.

The Company accounts for its 65% interest in Wynn Technologies, Inc. under the equity method whereby the investment accounts are increased for contributions by the Company plus its 60% share of income pursuant to the contractual agreement which provide that Sol Li retains 40% of the income, and reduced for distributions and its 60% share of losses incurred, respectively, with the restriction whereby the account balances cannot go below zero.

F-17

Significant intercompany transaction and balances have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based Compensation

The Company accounts for share-based awards issued to employees in accordance with Accounting Standards Codification (ASC) 718, “Compensation-Stock Compensation.” Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period, which is normally the vesting period. Share-based compensation to directors is treated in the same manner as share-based compensation to employees, regardless of whether the directors are also employees. The Company accounts for share-based compensation to persons other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common stock issuances.

Recently adopted accounting standards

Management does not anticipate that the recently issued but not yet effective accounting pronouncements will materially impact the Company’s financial condition.

Going Concern

As shown in the accompanying financial statements, the Company has an accumulated deficit of $14,284,068 and negative working capital of $477,414 as of September 30, 2015. Because of the Company’s continuing losses, the working capital deficiency, the uncertainty of future revenue, the Company’s low stock price and the absence of a trading market in its common stock, the ability of the Company to raise funds in equity market or from lenders is severely impaired. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Although the Company may seek to raise funds and to obtain third party funding for litigation to enforce its intellectual property rights, the availability of such funds is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – STOCKHOLDERS’ EQUITY

Common Stock

Pursuant to the Company’s restated employment agreement with its chief executive officer, on October 30, 2014, the Company issued 30,000,000 shares of common stock to its chief executive officer. Pursuant to the agreement, the chief executive officer’s rights to the stock vested on January 15, 2015; provided that if he is not employed by the Company at such date other than as a result of his death or disability, his rights to the shares shall be forfeited, although the chief executive officer had the right to vote the shares immediately upon issuance. These shares are treated as outstanding from January 15, 2015, the vesting date. The value of the shares, $63,000, is reflected as stock-related compensation during the nine months ended September 30, 2015.

F-18

Warrants

A summary of the status of the Company’s stock warrants and changes is set forth below:

	Number of Warrants (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2014	75,000,000	0.0038	2.9
Granted	-	-	-
Cancelled	-	-	-
Expired	10,000,000	-	-
Exercised	-	-	-
Balance - September 30, 2015	65,000,000	0.004	2.5

Stock Options

A summary of the status of the Company's stock options and changes is set forth below:

	Number of Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2014	5,000,000	0.001	0.8
Granted	-	-	-
Exercised	-	-	-
Expired	-	-	-
Cancelled		-	-
Balance - September 30, 2015	5,000,000	0.001	0.3

No warrants or options were exercised during the period.

NOTE 4 – NON-CONTROLLING INTEREST

The following table reconciles equity attributable to the non-controlling interest related to Quest Packaging Solutions Corporation.

Balance as of December 31, 2014	$1,915
Net income attributable to non-controlling interest	$489
Balance as of September 30, 2015	$2,404

NOTE 5 – SUBSEQUENT EVENTS

On October 22, 2015, (i) the Company entered into, and consummated the transactions contemplated by a series of agreements with United Wireless Holdings, Inc. (“United”) pursuant to which, at the closing held contemporaneously with the execution of the agreements on October 22, 2015, and (ii) the Company used a portion of the proceeds to acquire, assign to three newly formed subsidiaries – Mariner IC, Semcon IP, and IC Kinetics, and to pay the initial installment of the purchase price of nine United States patents, three United States patent applications and a reexamination certificate from Intellectual Ventures Assets 16 LLC (“Intellectual Ventures”), as follows:

(i)	Pursuant to a securities purchase agreement between the Company and five of its subsidiaries (Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., and IC Kinetics Inc.), the Company issued to United its 10% promissory note in the principal amount of $1,250,000 due September 30, 2020, for which the Company received $1,250,000. The terms of the Note are described under “Promissory Notes.”

(ii)	Pursuant to the securities purchase agreement, the Company sold to United 50,000,000 shares of its common stock for $250,000, or $0.005 per share.

F-19

(iii)	Pursuant to the securities purchase agreement, the Company granted United an option to purchase a total of 50,000,000 shares of common stock, with exercise prices of $0.01 per share as to 16,666,667 shares, which may be exercised from September 30, 2016 through September 30, 2020, $0.03 per share as to 16,666,667 shares, which may be exercised from September 30, 2017 through September 30, 2020, and $0.05 per share as to 16,666,666 shares, which may be exercised from September 30, 2018 through September 30, 2020.

(iv)	The Company used $1,000,000 of the proceeds it received from United as the first payment of a $3,000,000 purchase price for an intellectual property portfolio which it purchased from Intellectual Ventures pursuant to a patent sale agreement (the “IV Agreement”), as amended, between the Company and Intellectual Ventures. The IV Agreement is described under “Agreement with Intellectual Ventures.”

(v)	United agreed to make loans to the Company for payment of the second and third $1,000,000 payments due to Intellectual Ventures on September 30, 2016 and 2017 pursuant to the IV Agreement, regardless of whether the Company is in compliance with its obligations under the securities purchase agreement or the other agreements with United. United has the right to make such payments directly to Intellectual Ventures.

(vi)	United agreed to make working capital loans to the Company, subject to the Company’s meeting standard closing conditions, in the aggregate amount of $1,000,000 in eight quarterly loans of $125,000, commencing September 30, 2016.

(vii)	In the event that certain events of default, which are called Conversion Eligible Events of Default, have occurred and are continuing on the date a $1,000,000 payment is due to Intellectual Ventures, United shall have the obligation to make the payment, and immediately upon the United’s payment to Intellectual Ventures, the Company shall be deemed to have assigned, transferred and conveyed to United and/or its nominee full, absolute and unconditional title to and ownership of the stock of Mariner, Semcon and IC, which are the subsidiaries that hold title to the patents acquired from Intellectual Ventures, and the Company’s obligation on the notes, to the extent that the notes relate to the payment of the purchase price of the patents from Intellectual Venture, terminate, and United will have no further obligation to make working capital loans to the Company.

(viii)	The Company and the subsidiaries named above entered into a monetization proceeds agreement pursuant to which United received the right to receive 15% of the net monetization proceeds received from (i) the patents acquired by the Company from Intellectual Ventures and (ii) the patents in the Company’s mobile data and financial data intellectual property portfolios;

(ix)	The Company’s obligations under its agreements with United, including its obligations under the notes and the monetization proceeds agreement, are secured by a pledge of the stock of Mariner, Semcon and IC and by the proceeds from the intellectual property represented by (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios.

(x)	Five of the Company’s subsidiaries, Quest Licensing, Wynn, Mariner, Semcon, and IC, guaranteed the Company’s obligations to United.

F-20

(xi)	The Company granted United certain registration rights with respect to (i) the 50,000,000 shares of common stock purchased by United at the closing, (ii) the 50,000,000 shares of common stock issuable upon exercise of the purchase options, and (iii) in the event that the notes become convertible, to the extent that the note holders request, the shares of common stock issuable upon conversion of the notes.

(xii)	The Company agreed that, within 135 days from the closing date (i.e., by March 2, 2016), the Company would increase its authorized common stock from 390,000,000 shares to 1,250,000,000 shares, and, in the event that, in the future, the number of authorized shares of common stock is not sufficient to enable the full conversion of the notes, the Company will have 135 days to increase the common stock (or effect a reverse split or a combination of an increase in the authorized common stock and a reverse split) so that there will be sufficient shares of common stock available for full conversion of the notes. United agreed to vote its shares or give its consent in connection with any such increase in authorized common stock.

(xiii)	The Company has agreed with United that, as long as United’s stockholding in the Company exceed 10%, United has the right to designate one member of the board of directors and at such time and for as long as United’s stockholdings exceed 24.9%, United may nominate a second director to the board. Unless a Conversion Eligible Event of Default shall have occurred, United agreed not to seek to elect a majority of the board for a period of at least three years from the closing date. The Company agreed that the size of the board would not exceed five.

(xiv)	Commencing six months from the closing date, if the shares owned by United cannot be sold pursuant to a registration statement and cannot be sold pursuant to Rule 144 without the Company being in compliance with the current public information requirements of Rule 144, if the Company is not in compliance with the current public information requirements, the Company is required to pay damages to United.

Promissory Notes

The promissory notes bear interest at 10% per annum and mature on September 30, 2020. Interest accrues through September 30, 2017, with accrued interest being added to principal on each of September 30, 2016, 2017and 2018. Subsequent to September 30, 2018, the Company is to pay interest quarterly, with the first interest payment being due on December 31, 2018. The Company has the right to prepay the notes in whole at any time and in part from time to time. Although the notes have no conversion rights, if a Conversion Eligible Event of Default occurs, the notes becomes convertible at a conversion price equal to 90% of the closing sale price of the Company’s common stock on the principal market on which the common stock is trading on the trading day immediately preceding the date the holder gives notice of conversion. The Company does not presently have sufficient common stock available for issuance in the event the notes become convertible. Although the Company has agreed to increase its authorized common stock to 1,250,000,000 shares not later than 135 days after the October 22, 2015 closing date, the Company cannot give any assurance that even if the authorized common stock is increased to 1,250,000,000 shares, that such number of shares would be sufficient to permit conversion of the notes in full if a Conversion Eligible Event of Default should occur. The Company is required to have reserved from its authorized and unissued common stock 130% of the number of shares of common stock as shall be necessary for issuance upon conversion of the notes.

Conversion Eligible Events of Default include the breach of selected representations and warranties and covenants contained in the securities purchase agreement and the note. Although the observance of these covenants is within the control of the Company, one of the provisions which would trigger a Conversion Eligible Event of Default is the failure of the Company to increase its authorized common stock within 135 days of the closing date.

The occurrence of a Conversion Eligible Event of Default would not only make the notes convertible but, if it exists on the date a $1,000,000 payment is due to Intellectual Ventures, it would permit United to take title to the stock of the three subsidiaries which own the patents acquired from Intellectual Ventures.

The holders of the notes also have the right to demand redemption of the notes at 110% of the principal amount of the note in the event of a change of control of the Company.

Monetization Proceeds Agreement

Pursuant to the monetization proceeds agreement, United has a right to receive 15% of the net monetization proceeds from (i) the patents acquired by the Company from Intellectual Ventures and (ii) the patents in the Company’s mobile data and financial data intellectual property portfolios. The agreement has no termination provisions, so United will be entitled to its percentage interest as long as revenue can be generated from the intellectual property covered by the agreement.

F-21

Net monetization proceeds represent the amount by which any consideration received from the patents, including royalty payments and amounts received as a result of litigation relating to the patents exceeds monetization expenses, including legal fees, and certain other expenses, but not operating expenses not relating to the monetization activities, including patent litigation. The percentage payable with respect to monetization proceeds from the mobile data and financial data intellectual property (but not the patents acquired from Intellectual Ventures) is reduced in the event that United breaches its agreement to make working capital loans pursuant to the securities purchase agreement.

Grant of Security Interest

Payment of the notes and the Company’s and its subsidiaries’ obligations under the monetization proceeds agreement as well as the other obligations under the agreements with United is secured by a security interest in all proceeds (from litigation or otherwise) from the (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios, and a pledge of the stock of the three subsidiaries which hold the patents acquired from Intellectual Ventures. The security interest in the proceeds from the patents acquired from Intellectual Ventures is junior to the security interest held by Intellectual Ventures in the patents and proceeds thereof which were acquired by the Company from Intellectual Ventures as security for the payment of the $2,000,000 balance of the purchase price of the patents. The security interest in proceeds from the patents relating to the Company’s mobile data portfolio is junior to the security interest held by Longford Capital Fund I, LP, which is providing litigation funding relating to this portfolio.

Agreement with Intellectual Ventures

Pursuant to the IV Agreement, the Company agreed to acquire the patent rights described in Item 2.01. The agreement required the Company to provide Intellectual Ventures with a funding commitment reasonably satisfactory to Intellectual Ventures.

The agreement provides for a purchase price of $3,000,000, of which $1,000,000 was paid on the closing of financing with United and the remaining $2,000,000 in installments due 30 days after the first and second anniversaries of the closing. The Company’s obligation to make the payments are secured by a security interest in the patents transferred and proceeds thereof which is senior to the lien of United in the proceeds from these patents.

Pursuant to the IV Agreement, the Company acquired three groups of patents from Intellectual Ventures for a purchase price of $3,000,000. The patents were acquired by the Company and transferred to three newly formed subsidiaries — Mariner, Semcon, and IC.

F-22

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

Amount
Nature of Expense:
SEC Registration Fee	$44.82
Accounting fees and expenses	$1,500.00
Legal fees and expenses	20,000.00
Printing	400.00
Miscellaneous	555.18
Total	$22,500.00

(1)	All expenses, except the SEC registration fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law gives us broad authority to indemnify our officers and directors. under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our by-laws have broad indemnification provisions for our board of directors, consistent with Section 145 of the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

(a)          Pursuant to the Company’s restated employment agreement with Jon C. Scahill, its chief executive officer, on October 30, 2014, the Company issued 30,000,000 shares of common stock to Mr. Scahill. Pursuant to the agreement, Mr. Scahill’s rights to the stock vested on January 15, 2015; provided that if he is not employed by the Company at such date other than as a result of his death or disability, his rights to the shares shall be forfeited, although the chief executive officer had the right to vote the shares immediately upon issuance. These shares vested on January 15, 2015. The value of the shares, $63,000, is reflected as stock-related compensation during the nine months ended September 30, 2015. The issuance of the shares is exempt from registration pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

(b)          On April 22, 2015, pursuant to a securities purchase agreement among the Company, certain of its subsidiaries, and United Wireless Holdings, Inc., we issued to United Wireless:

(i) 50,000,000 shares of common stock for $250,000.

(ii) An option to purchase 50,000,000 shares of common stock, with exercise prices of $0.01 per share as to 16,666,667 shares, which may be exercised from September 30, 2016 through September 30, 2020, $0.03 per share as to 16,666,667 shares, which may be exercised from September 30, 2017 through September 30, 2020, and $0.05 per share as to 16,666,666 shares, which may be exercised from September 30, 2018 through September 30, 2020.

(iii) A promissory note in the principal amount of $1,250,000, which becomes convertible upon the occurrence of certain events of defaults.

In addition, United Wireless agreed to make additional loans to the Company in the aggregate amount of $3,000,000, at the times and under the conditions set forth in the securities purchase agreement.

The issuance of the securities to United Wireless was exempt from registration pursuant to Section 4(a)(2) as a transaction not involving a public offering. No underwriter or broker was involved in the issuance of the securities to United Wireless.

II-1

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Company[1]
3.2	Bylaws of the Company[1]
5.1	Opinion of Ellenoff Grossman Schole LLP*
10.1	Restated Employment Agreement dated as of November 30, 2014 between the issuer and between the Company and Jon C. Scahill.[1]
10.2	Separation Agreement and Mutual General Release dated October 10, 2014 between the Company and Burton Goldstein.[1]
10.3	Separation Agreement and Mutual General Release dated October 10, 2014 between the Company and Herbert Reichlin.[1]
10.4	Restricted Stock Grant dated October 30, 2014 between the Company and Jon C. Scahill.[1]
10.5	License Agreement dated March 26, 2008 between the Company and Emerging Technologies Trust.[1]
10.6	Licensing Services Agreement dated July10, 2008 between the Company and Balthaser Online, Inc.[1]
10.7	Patent Purchase Agreement dated December 21, 2009 between Company and Intertech Holdings, LLC.[1]
10.8	Consulting Agreement dated August 11, 2010 between the Company and Alex W. Hart.[1]
10.9	Agreement dated February 8, 2011 between the Company and Sol Li.[1]
10.10	Agreement dated June 26, 2013 between the Company and The Betting Service Ltd. and Neil Riches.[1]
10.11	Funding Agreement dated March 13, 2014 between the Company and Longford Capital Fund I, LP, (subject to order granting confidential treatment).[1]
10.12	Agreement dated April 1, 2014 between the Company and Allied Standard Limited.[1]
10.13	Form of warrant issued to Messrs. Goldstein and Reichlin.[1]
10.14	Form of warrant issued to Mr. Jon C. Scahill.[1]
10.15	Form of indemnification agreement.[1]
10.16	Securities Purchase Agreement, dated as of October 22, 2015 among the Company, Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc. and United Wireless Holdings, Inc.[2]
10.17	Promissory note due September 30, 2020 issued by the Company in the principal amount of $1,250,000.[2]
10.18	Monetization Proceeds Agreement, dated as of October 22, 2015 among the Company, Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc. and United Wireless Holdings, Inc.[2]
10.19	Patent Proceeds Security Agreement, dated as of October 22, 2015 among the Company, Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc. and United Wireless Holdings, Inc.[2]
10.20	Pledge and Security Agreement, dated as of October 22, 2015 between the Company and United Wireless Holdings, Inc.[2]
10.21	Registration Rights Agreement, dated as of October 22, 2016 between the Company and United Wireless Holdings, Inc.[2]
10.22	Patent Sale Agreement, effective July 8, 2015 between Intellectual Ventures Assets 16 LLC and the Company.[2]
23.1	Consent of independent registered public accounting firm[3]
23.2	Consent of counsel (included in Exhibit 5.1).

[1]	Filed as an exhibit to the Company’s report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on December 15, 2014 and incorporated herein by reference.
[2]	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on October 28, 2015 and incorporated herein by reference.
[3]	Filed herewith.
*	To be filed by amendment.

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ITEM 17. UNDERTAKINGS.

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Rye, New York this 14th day of December, 2015.

QUEST PATENT RESEARCH CORPORATION

By:	/s/ Jon C. Scahill
Jon C. Scahill,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon C. Scahill	Chief Executive Officer,	December 14, 2015
Jon C. Scahill	Chief Financial Officer and Director

/s/ Timothy J. Scahill	Director	December 14, 2015
Timothy J. Scahill

/s/ Dr. William Ryall Carroll	Director	December 14, 2015
Dr. William Ryall Carroll

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